STOCK PURCHASE AGREEMENT

                         DATED AS OF SEPTEMBER 19, 1997

                                  BY AND AMONG

          THE STOCKHOLDERS OF APPLIED INDUSTRIAL MATERIALS CORPORATION,

         CERTAIN STOCKHOLDERS OF AIMCOR ENTERPRISES INTERNATIONAL, INC.,

                    AIMCOR (GERMANY) LIMITED PARTNERSHIP, AND

                    AIMCOR (LUXEMBOURG) LIMITED PARTNERSHIP,

                                AS FIRST PARTIES,

                                       AND

                            WALTER INDUSTRIES, INC.,

                                 AS SECOND PARTY

                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----

ARTICLE 1

      Purchases and Sales of Shares; Closing and Manner of Payment

      1.1        Purchases and Sales of Shares...............................2
      1.2        Purchase Price..............................................3
      1.3        Adjustments to the Base Purchase Price......................4
      1.4        Manner of Payment of the Purchase Price.....................5
      1.5        Determination of Adjustments to Base Purchase
                 Price. .....................................................7
      1.6        Disputes Regarding the Closing Balance Sheet and
                 Adjusted Earnings Computation. ............................11
      1.7        Manner of Delivery of Shares...............................12
      1.8        Time and Place of Closing..................................13

ARTICLE 2

      Representations and Warranties........................................13
      2.1        General Statement..........................................13
      2.2        Representations and Warranties of Purchaser................14
      2.3        Joint and Several Representations and Warranties of
                 the Stockholders...........................................16
      2.4        Individual Representations and Warranties of the
                 Stockholders...............................................36
      2.5        Limitation on Warranties...................................37
      2.6        Definition of Knowledge....................................37

ARTICLE 3

      Conduct Prior to the Closing..........................................38
      3.1        General....................................................38
      3.2        Obligations of the Stockholders, Germany LP and
                 Luxembourg LP..............................................38
      3.3        Purchaser's Obligations....................................45
      3.4        Joint Obligations..........................................46

ARTICLE 4

      Conditions to Closing.................................................47
      4.1        Conditions to Obligations of the Stockholders,
                 Germany LP and Luxembourg LP...............................47
      4.2        Conditions to Purchaser's Obligations......................48

ARTICLE 5

      Closing...............................................................50
      5.1        Form of Documents..........................................50
      5.2        Purchaser's Deliveries.....................................50
      5.3        Stockholders', Germany LP's and Luxembourg LP's
                 Deliveries.................................................51
      5.4 Other Transactions Occurring at the Closing.......................54

ARTICLE 6

      Post-Closing Agreements...............................................55
      6.1        Post-Closing Agreements....................................55
      6.2        Inspection of Records......................................55
      6.3        Confidentiality............................................56
      6.4        Use of Trademarks..........................................57
      6.5        Third Party Claims.........................................57
      6.6        Further Assurances.........................................57
      6.7        Agreement to Defend and Indemnify..........................58
      6.8        No Solicitation............................................60
      6.9        Non-Competition............................................62
      6.10       Section 338(h) (10) Election; Tax Returns..................63
      6.11       Pension Plans..............................................66
      6.12       Certain Collections........................................67

ARTICLE 7

      Indemnification.......................................................67
      7.1        General....................................................67
      7.2        Certain Definitions........................................67
      7.3        Stockholders' Indemnification Obligations..................68
      7.4        Limitation on Stockholders' Indemnification
                 Obligations................................................70
      7.5        Purchaser's Indemnification Covenants......................74
      7.6        Cooperation................................................74
      7.7        Third Party Claims.........................................75
      7.8        Environmental Indemnities..................................78
      7.9        Indemnification Exclusive Remedy...........................79

ARTICLE 8

      Effect of Termination/Proceeding......................................79
      8.1        General....................................................79
      8.2        Right to Terminate.........................................79
      8.3        Certain Effects of Termination.............................80
      8.4        Remedies...................................................80
      8.5        Right to Damages...........................................81

ARTICLE 9

      Stockholders' Committee...............................................81
      9.1        Appointment of Stockholders' Committee.....................81
      9.2        Authority..................................................81
      9.3        Reliance...................................................83
      9.4        Actions by Stockholders....................................83
      9.5        Indemnification of Purchaser and Its Affiliates............84
      9.6        Indemnification of Stockholders' Committee.................84

ARTICLE 10

      Miscellaneous.........................................................85
      10.1       Fees.......................................................85
      10.2       Publicity.  ...............................................85
      10.3       Notices....................................................85
      10.4       Expenses; Transfer Taxes...................................86
      10.5       Entire Agreement...........................................87
      10.6       Non-Waiver.................................................88
      10.7       Counterparts...............................................88
      10.8       Severability...............................................89
      10.9       Applicable Law.............................................89
      10.10      Binding Effect; Benefit....................................89
      10.11      Assignability..............................................89
      10.12      Governmental Reporting.....................................89
      10.13      Waiver of Trial by Jury....................................90
      10.14      Consent to Jurisdiction....................................90
      10.15      Definitions................................................90
      10.16      Amendments.................................................93
      10.17      Headings...................................................93
      10.18      Trustee Exculpation........................................93

                                TABLE OF EXHIBITS

      Exhibit A               -         Stockholder List

      Exhibit B               -         Chart depicting the members and
                                        ownership of the AIMCOR Group

      Exhibit C               -         Allocation of Purchase Price

      Exhibit D               -         Form of Escrow Agreement

      Exhibit E               -         Commitment Letter

      Exhibit F               -         Material Consents

      Exhibit G               -         Form of Legal Opinion of
                                        Purchaser's Counsel

      Exhibit H               -         Form of Legal Opinion of
                                        Stockholders' Counsel

      Exhibit I               -         Form of License Agreement

      Exhibit J               -         Form of Services Agreement

                            STOCK PURCHASE AGREEMENT

      THIS STOCK PURCHASE AGREEMENT is made as of September 19, 1997 by and among the individuals and trusts (the "Stockholders") executing copies of this Agreement as stockholders of Applied Industrial Materials Corporation, a Delaware corporation ("AIMCOR"), and as stockholders of Aimcor Enterprises International, Inc., a Nevada corporation ("Enterprises"), Aimcor (Germany) Limited Partnership, a Delaware Limited Partnership ("Germany LP"), and Aimcor (Luxembourg) Limited Partnership, a Delaware limited partnership ("Luxembourg LP"), as first parties, and Walter Industries, Inc., a Delaware corporation, as second party ("Purchaser").

                                 R E C I T A L S

      A. The Stockholders own all of the outstanding shares of stock of AIMCOR. AIMCOR owns approximately 79% of the outstanding shares of stock of all classes of Enterprises, and the Stockholders own the balance of the outstanding shares of stock of Enterprises. The Stockholders also own all of the Limited Partnership Units of Germany LP and Luxembourg LP, and certain of the Stockholders own all of the outstanding shares of stock of the general partners of Germany LP and Luxembourg LP.

      B. Germany LP and its general partners own all of the outstanding participation interests of AIMCOR Mannheim GmbH, a German entity ("AIMCOR Germany"). Luxembourg LP owns all of the outstanding shares of stock of AIMCOR Luxembourg S.A., a Luxembourg corporation ("AIMCOR Luxembourg").

      C. Purchaser desires to purchase all of the outstanding shares of stock of AIMCOR and AIMCOR Luxembourg, all of the outstanding shares of stock of Enterprises which are not owned by AIMCOR, and all of the participation interests of AIMCOR Germany.

      D. The Stockholders, Germany LP and Luxembourg LP desire to sell all of such shares and participation interests, on the terms and subject to the conditions herein contained.

                               A G R E E M E N T S

      Therefore, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

                                    ARTICLE 1

          Purchases and Sales of Shares; Closing and Manner of Payment

      1.1 Purchases and Sales of Shares. On the terms and subject to the conditions contained in this Agreement, at the Closing (as herein defined):

            (a) the Stockholders shall sell and transfer to Purchaser, and Purchaser shall purchase, all of the outstanding shares of stock of AIMCOR;

            (b) the Stockholders shall sell and transfer to Purchaser, and Purchaser shall purchase, all of the outstanding shares of stock of Enterprises which are not owned by AIMCOR;

            (c) Germany LP shall sell and transfer to Purchaser, Charles P. Gallagher ("Gallagher") shall cause CPG FRG, Inc. (a corporation wholly owned by Gallagher) to sell and transfer to Purchaser, and Wayne C. Kocourek ("Kocourek") shall cause WCK FRG, Inc. (a corporation wholly owned by Kocourek) to sell and transfer to Purchaser, and Purchaser shall purchase, all of the outstanding participation interests of AIMCOR Germany; and

            (d) Luxembourg LP shall sell and transfer to Purchaser, and Purchaser shall purchase, all of the outstanding shares of stock of AIMCOR Luxembourg.

The shares of stock of AIMCOR, Enterprises and AIMCOR Luxembourg, and the participation interests in AIMCOR Germany to be purchased and sold pursuant to this Agreement are referred to herein collectively as the "Purchased Shares". The number of Purchased Shares of each of the AIMCOR Entities (as defined below) to be sold by the Stockholders, Germany LP and Luxembourg LP are set forth in Exhibit A, attached hereto. AIMCOR, Enterprises, AIMCOR Germany and AIMCOR Luxembourg are referred to herein collectively as the "AIMCOR Entities" and individually as an "AIMCOR Entity", and AIMCOR, its Subsidiaries (as herein defined), AIMCOR Germany and AIMCOR Luxembourg are referred to herein collectively as the "AIMCOR Group". Attached hereto as Exhibit B is a chart depicting the members of the AIMCOR Group and the ownership of such members.

      1.2 Purchase Price. Subject to Section 1.3, the aggregate purchase price ("Purchase Price") of the Purchased Shares shall be equal to (a) plus (b) plus
(c) plus (d) plus (e) minus (f), where (a), (b), (c), (d), (e) and (f) are the following:

            (a) Four Hundred Three Million dollars ($403,000,000)(the "Base Purchase Price"); provided, however, that if the Closing shall occur after the date which is 30 days after the date hereof notwithstanding the fulfillment of all conditions of Closing set forth in Section 3.4(d) and
      Article IV other than Section 4.2(h), the Base Purchase Price shall be increased by an amount determined by multiplying $403,000,000 by a percentage equal to the per annum interest rate which would be payable by Purchaser pursuant to the Commitment Letter (as herein defined) if the Closing occurred on said date, and multiplying the resulting amount by a fraction the numerator of which is the number of days in the period commencing 31 days after the date hereof and ending on the Closing Date, both dates inclusive, and the denominator of which is 365;

            (b) the aggregate amount of cash on hand and in banks, cash-equivalents and marketable securities of the AIMCOR Group as reflected on the Closing Balance Sheet (as herein defined);

            (c) the aggregate principal amount of, and accrued interest with respect to, all notes receivable and loans receivable from any of the Stockholders to AIMCOR ("Stockholder Notes and Loans") as of the Closing Date;

            (d) the amount of the deposit made by AIMCOR with the Internal Revenue Service pursuant to sections 444 and 7519 of the Code (as herein defined), as reflected on the Closing Balance Sheet;

            (e) the amount of interest accrued as of the Closing Date under loans made by AIMCOR to Germany LP and Luxembourg LP which is not reflected on the Closing Balance Sheet; and

            (f) the aggregate principal amount of the indebtedness of the AIMCOR Group for borrowed money (including all industrial revenue bonds and pollution control bonds) as of September 30, 1997 (excluding 25% of the principal amount of the indebtedness for borrowed money of TAC, as herein defined), as reflected on the Closing Balance Sheet ("Indebtedness").

The items described in paragraphs (b), (c) and (d) above are referred to herein as "Cash Equivalents". The Purchase Price shall be allocated among the Stockholders, Germany LP and Luxembourg LP as set forth in Exhibit C attached hereto.

      1.3 Adjustments to the Base Purchase Price. There shall be the following adjustments to the Base Purchase Price:

            (a) if the Adjusted Carbon Products Group Earnings from Operations (as herein defined), computed in accordance with Section 1.5, shall be less than $37.9 million, then the Base Purchase Price shall be reduced for all purposes hereof by an amount equal to eight times the amount by which $37.9 million exceeds the Adjusted Carbon Products Group Earnings From Operations; and

            (b) the Base Purchase Price shall be:

                  (i) increased by the amount by which the Adjusted Net Book
            Value (as herein defined) exceeds $90,900,000; and

                  (ii) reduced by the amount by which $90,900,000 exceeds the
            Adjusted Net Book Value.

      The Adjusted Net Book Value shall be (w) the combined Stockholders' Equity of the AIMCOR Group, as determined in accordance with Section 1.5, plus
      (x) Indebtedness, minus (y) Cash Equivalents, all as reflected on the Closing Balance Sheet.

      1.4 Manner of Payment of the Purchase Price. The Purchase Price shall be paid as follows:

            (a) For the purposes of the Closing, the Stockholders' Committee (as herein defined) shall make a good-faith estimate of the Purchase Price (the "Estimated Cash Payment"), based upon the most recent ascertainable financial information of the AIMCOR Group. The Stockholders' Committee shall notify the Purchaser of the amount of the Estimated Cash Payment by written notice (which shall be itemized to show the amounts estimated for each of the paragraphs of Sections 1.2 and 1.3) delivered to Purchaser not later than three (3) business days prior to the Closing Date. At the Closing, Purchaser shall pay the Estimated Cash Payment, less amounts (subject to the last sentence of this Section 1.4) sufficient to fund the Escrows (as defined herein) to the Stockholders, Germany LP and Luxembourg LP, by wire transfer to such account as the Stockholders' Committee shall designate by written notice delivered to Purchaser not later than three
      (3) business days prior to the Closing Date.

            (b) At the Closing, the Stockholders' Committee, Germany LP and Luxembourg LP, Purchaser and an escrow agent to be designated by Purchaser and the Stockholders' Committee (the "Escrow Agent") shall execute and deliver an Escrow Agreement (the "Escrow Agreement") dated the Closing Date in substantially the form of Exhibit D hereto. Pursuant to the Escrow Agreement, at the Closing, Purchaser shall deposit with the Escrow Agent, in immediately available funds, (i) a portion of the Estimated Purchase Price equal to $10,000,000 (the "Hold Back Fund") to secure the obligation of the Stockholders' Committee under Section 1.4(c)(ii) and (ii) a portion of the Estimated Purchase Price equal to $8,750,000, representing the estimated amount for which the Stockholders shall indemnify Purchaser pursuant to Sections 7.3(a)(vi) and (vii) (the "Tax Indemnity Escrow") and
      (iii) a portion of the Estimated Purchase Price equal to $15,000,000 (the "Indemnity Escrow", and together with the Hold Back Fund and the Tax

      Indemnity Escrow, the "Escrows") to secure the obligations of the Stockholders, Germany LP and Luxembourg LP to indemnify Purchaser pursuant to Section 7.3(a) (other than subparagraphs (vi) and (vii) thereof). As provided in the Escrow Agreement:

                  (i) the Hold Back Fund shall terminate on the later of (x) 45 days from the date that the Closing Balance Sheet and the Adjusted Earnings Computation are received by Purchaser and (y) the resolution of all outstanding claims made against the Hold Back Fund;

                  (ii) the Tax Indemnity Escrow shall terminate on the date on which all Tax (as herein defined) returns with respect to the matters for which the Stockholders shall be obligated to indemnify Purchaser pursuant to Sections 7.3(a)(vi) and (vii) shall have been filed; and

                  (iii) the Indemnity Escrow shall terminate on the later of (x)
            the sixth anniversary of the Closing Date and (y) the resolution of all outstanding claims made against the Indemnity Escrow, except that 50% of the Indemnity Escrow shall be released 456 days after the Closing Date; provided, however, that the amount to be released on such 456th day shall be reduced by the amount of all claims against the Indemnity Escrow which have theretofore been paid from the Indemnity Escrow or are outstanding at that time; provided, further, that if after the third anniversary of the Closing Date,
            (w) there shall be no outstanding claims against the Indemnity Escrow, (x) all contamination (if any) with respect to AIMCOR Germany's former facility in Mannheim, Germany shall be remediated in accordance with Environmental Laws (as herein defined), and (y) all ponds for the disposal by TAC of silica breeze which are located in Bridgeport, Alabama have been closed in accordance with Environmental Laws, the Indemnity Escrow shall terminate on the date on which all three of such events shall have occurred.

      The Escrows will be governed by the terms and conditions of the Escrow Agreement. The parties agree to make such changes in the Escrow Agreement as may reasonably be required by the Escrow Agent. In lieu of Purchaser depositing $15,000,000 of the Estimated Purchase Price in cash in the Indemnity Escrow, by written notice to Purchaser, delivered not later than three business days prior to the Closing Date, the Stockholders' Committee may elect to deposit a letter of credit of a bank reasonably satisfactory to Purchaser in the stated amount of $15,000,000 (the "Letter of Credit"), which the Escrow Agent may draw upon in the event Purchaser shall make a claim against the Indemnity Escrow. The Letter of Credit shall meet the requirements set forth in the Escrow Agreement. If the Stockholders' Committee does not elect to deposit the Letter of Credit in the Indemnity Escrow, the form of Escrow Agreement attached hereto as Exhibit D shall be appropriately modified to reflect a $15,000,000 cash deposit.

            (c) Following the Closing, the parties shall determine the final Purchase Price, taking into account the adjustments to the Base Purchase Price required pursuant to Section 1.3 and the final determinations of the amounts of Cash Equivalents and Indebtedness and employing the procedures and criteria set forth in Sections 1.5 and 1.6. If, based on the Purchase Price as finally determined:

                  (i) the Purchase Price exceeds the Estimated Cash Payment,
            Purchaser shall forthwith pay the excess to the Stockholders, Germany LP and Luxembourg LP;

                  (ii) the Estimated Cash Payment exceeds the Purchase Price, the Stockholders' Committee (on behalf of the Stockholders, Germany LP and Luxembourg LP) shall forthwith pay the excess to Purchaser;

      together with interest on such excess from the Closing Date to the date of payment, at a rate equal to the weighted average of the "prime rate" in effect from time to time as reported in the Wall Street Journal.

            (d) To the extent that the Stockholders' Committee is obligated to make any payment to the Purchaser pursuant to Section 1.4(c), the amount of such payment shall be paid by the Stockholders' Committee to Purchaser, in the first instance, from the Hold Back Fund and the remainder of the Hold Back Fund, if any, shall be distributed to the Stockholders' Committee. If the amount payable to the Purchaser by the Stockholders' Committee exceeds the amount in the Hold Back Fund, the amount of such excess will be paid by the Stockholders' Committee within five business days of the final determination of such amount by wire transfer of immediately available funds to an account designated by Purchaser.

      1.5 Determination of Adjustments to Base Purchase Price. The amounts of Adjusted Carbon Products Group Earnings From Operations and Adjusted Net Book Value shall be determined as follows:

            (a) Such amounts shall initially be derived from the audited financial statements of (w) AIMCOR and its subsidiaries (including, without limitation, Enterprises and Tennessee Alloys Company, an Alabama general partnership ("TAC"), net of the minority interest of Allegheny Ludlum Steel Co. in TAC) on a consolidated basis, (x) AIMCOR Germany, and
      (y) AIMCOR Luxembourg, as of and for the fiscal year ended September 30, 1997 (the "1997 Financial Statements"). The 1997 Financial Statements shall be prepared by the Stockholders' Committee and examined by AIMCOR's accountants, Arthur Andersen & Co., LLP (the "Accountants"), at AIMCOR's expense. The 1997 Financial Statements shall be prepared in accordance with generally accepted accounting principles applicable in the United States, Germany and Luxembourg, respectively, applied in a manner consistent with the accounting principles applied in the preparation of the Financial Statements (as herein defined) for the fiscal year ended September 30, 1996. In connection with the preparation of the 1997 Financial Statements, inventories shall be determined pursuant to physical counts taken not earlier than August 25, 1997 (which shall include, with respect to all inventory in stockpiles, quantities as determined by those independent licensed surveyors which AIMCOR has used in the past, unless otherwise agreed by the Stockholders' Committee and Purchaser) and rolled forward to September 30, 1997. To the extent such inventories have not heretofore been taken, Purchaser and its representatives shall have the right to observe the taking of the inventories.

            (b) From the 1997 Financial Statements, the Accountants shall prepare a combined balance sheet for (w) AIMCOR and its subsidiaries on a consolidated basis, (x) AIMCOR Germany, and (y) AIMCOR Luxembourg (the "Closing Balance Sheet"). The Closing Balance Sheet shall be prepared on the following basis:

                  (i) the Closing Balance Sheet shall be prepared in accordance with generally accepted accounting principles applicable in the United States ("U.S. GAAP"), applied on a basis consistent with the Financial Statements of AIMCOR and its subsidiaries (on a consolidated basis) for the fiscal year ended September 30, 1996, except for the method of valuation of inventories and the omission of footnote disclosures required by U.S. GAAP, and shall include all normal year-end adjustments;

                  (ii) inventories shall be valued at the lower of cost or
            market value, with cost being determined on a first in-first out basis;

                  (iii) the minority interest of the Stockholders in Enterprises shall be reflected in the combined stockholders' equity of the AIMCOR Group;

                  (iv) notes receivable from Stockholders which represented a portion of the purchase price of their Purchased Shares shall be treated as an asset rather than as a reduction of stockholders' equity to the extent contained in the Adjusted Net Book Value target of $90,900,000;

                  (v) any Excluded Assets (as herein defined) shall be
            disregarded;

                  (vi) if in restating the financial statements of AIMCOR
            Germany and AIMCOR Luxembourg on a U.S. GAAP basis, the U.S. dollar amount of stockholders' equity of those companies changes from what it would be if such financial statements were stated on the basis of German GAAP and Luxembourg GAAP, respectively, then the effect of such changes on the Closing Balance Sheet shall be disregarded; and

                  (vii) without implication that the contrary would otherwise be true, the principal of and accrued interest under loans receivable due to AIMCOR from Germany LP and Luxembourg LP shall be reflected as assets of AIMCOR.

      The 1997 Financial Statements and the Closing Balance Sheet shall each contain an audit opinion of the Accountants, addressed to the Stockholders' Committee. The audit opinions with respect to the 1997 Financial Statements shall be identical in form to the opinions which the Accountants rendered with respect to the Financial Statements for the fiscal year ended September 30, 1996; and the opinion with regard to the Closing Balance Sheet shall be substantially similar, except that it shall contain a qualification to reflect the adjustments described in subparagraphs (i) through (vii) above.

            (c) Concurrently with the delivery of the 1997 Financial Statements and the Closing Balance Sheet, the Accountants shall also deliver to the Stockholders' Committee and Purchaser (i) a statement (the "Carbon Products Group Statement of Earnings") setting forth the income from operations of the carbon products segment of the AIMCOR Group (the "Carbon Products Group") and (ii) an opinion stating that the Carbon Products Group Statement of Earnings has been derived from the 1997 Financial Statements and fairly reflects the operating earnings of the Carbon Products Group. As promptly as possible after the date of delivery of the Carbon

      Products Group Statement of Earnings, the Stockholders' Committee shall prepare and deliver to Purchaser a computation of the Adjusted Carbon Products Group Earnings from Operations (the "Adjusted Earnings Computation"). The Adjusted Carbon Products Group Earnings from Operations shall be the income from operations of the Carbon Products Group as set forth in the Carbon Products Group Statement of Earnings, adjusted as follows:

                  (i) the proceeds of the KHD arbitration settlement, in the approximate amount of $4,452,000, shall be excluded;

                  (ii) all non-recurring items, other than the following, shall be excluded:

                        (A) physical inventory adjustments made during or with
                  respect to the 1997 fiscal year;

                        (B) the gross margin from a certain sale in the
                  approximate amount of $5,943,000 which was recorded for financial reporting purposes in the 1997 fiscal year but for management reporting purposes in the 1996 fiscal year, which gross margin is in the approximate amount of $731,000;

                        (C) the proceeds of business interruption insurance
                  resulting from a fire at the Torrance, California refinery of Mobil Corporation in the amount of $1,000,000; and

                        (D) excise tax refunds in the approximate amount of
                  $505,000;

                  (iii) there shall be no charge or credit to earnings resulting from the valuation for the fiscal year ended September 30, 1997 of assets or liabilities of the Carbon Products Group which existed at September 30, 1996, where such assets or liabilities did not create earnings or expense from operations for the 1997 fiscal year;

                  (iv) no adjustments shall be made for LIFO valuation or gains or losses on foreign currency exchange or earnings or losses from formed products; and

                  (v) any expenses related to Excluded Assets shall be
            disregarded.

            (d) The Stockholders' Committee and Purchaser shall use their respective reasonable efforts to cause the 1997

      Financial Statements, the Closing Balance Sheet and the Carbon Products Group Statement of Earnings to be delivered by the Accountants, and the Adjusted Earnings Computation to be delivered by the Stockholders' Committee, not later than December 31, 1997 and to cause copies thereof to be delivered to Purchaser and the Stockholders' Committee promptly upon their availability. Purchaser and the Stockholders' Committee shall cause the AIMCOR Group to make available to the Accountants the books, records and personnel of the AIMCOR Group which the Stockholders' Committee and the Accountants require in order to prepare and audit, respectively, the 1997 Financial Statements and prepare the Carbon Products Group Statement of Earnings. The Stockholders' Committee and Purchaser shall cause the Accountants to make available to Purchaser and the Stockholders' Committee and their respective accountants the Accountants' work papers. The Stockholders' Committee shall provide Purchaser and its accountants reasonable access to all information reasonably requested by Purchaser or its accountants regarding the Stockholders' Committee's preparation of the Adjusted Earnings Computation.

      1.6 Disputes Regarding the Closing Balance Sheet and Adjusted Earnings Computation. Provided that it was prepared in accordance with Section 1.5, Purchaser shall not have the right (either directly or indirectly by disputing the Adjusted Earnings Computation) to dispute the Carbon Products Group Statement of Earnings, which, if so prepared, shall be deemed to be final when delivered by the Accountants and binding upon both Purchaser and the Stockholders. Disputes with respect to the Closing Balance Sheet or the Adjusted Earnings Computation shall be dealt with as follows:

            (a) Purchaser shall have forty five (45) days after receipt of the Closing Balance Sheet and the Adjusted Earnings Computation (the "Dispute Period") to dispute any of the elements of or amounts reflected on the Closing Balance Sheet or any of the adjustments set forth on the Adjusted Earnings Computation (a "Dispute"). If Purchaser does not give written notice of a Dispute within the Dispute Period to the Stockholders' Committee (a "Dispute Notice"), the Closing Balance Sheet and the Adjusted Earnings Computation shall be deemed to have been accepted and agreed to by Purchaser in the form in which they were delivered by the Stockholders'

      Committee, and shall be final and binding upon the parties hereto. If Purchaser has a Dispute, Purchaser shall give the Stockholders' Committee a Dispute Notice within the Dispute Period, setting forth in reasonable detail the elements and amounts with which it disagrees. Within thirty
      (30) days after delivery of such Dispute Notice, the parties hereto shall attempt to resolve such Dispute and agree in writing upon the final content of the Closing Balance Sheet or Adjusted Earnings Computation (as the case may be).

            (b) If Purchaser and the Stockholders' Committee are unable to resolve any Dispute within the thirty (30) day period after the Stockholders' Committee's receipt of a Dispute Notice, the Stockholders' Committee and Purchaser shall jointly engage a nationally recognized certified public accounting firm (or, if they cannot agree on a mutually acceptable firm, they shall cause their respective accounting firms to select such firm) (the "Arbitrating Accountant") as arbitrator. In connection with the resolution of any Dispute, the Arbitrating Accountant shall have access to all documents, records, work papers, facilities and personnel necessary to perform its function as arbitrator. The Arbitrating Accountant's function shall be to review the Disputes and determine, based on the requirements of Section 1.5 and, only with respect to the Disputes, whether and to what extent the Closing Balance Sheet or the Adjusted Earnings Computation (as the case may be) requires adjustment. The arbitration before the Arbitrating Accountant shall be conducted in accordance with the commercial arbitration rules of the American Arbitration Association. The Arbitrating Accountant's award with respect to any Dispute shall be final and binding upon the parties hereto, and judgment may be entered on the award. The Stockholders' Committee shall pay a portion of the fees and expenses of the Arbitrating Accountant in an amount determined by multiplying the total amount of such fees and expenses by a fraction the numerator of which is the amount awarded to Purchaser by the Arbitrating Accountant and the denominator of which is aggregate amount which is the subject matter of the Dispute, and Purchaser shall pay the balance of such fees and expenses. Upon the resolution of all Disputes, the Closing Balance Sheet or the Adjusted Earnings Computation (as the case may be) shall be revised to reflect such resolution.

      1.7 Manner of Delivery of Shares. At the Closing, the Stockholders, Germany LP and Luxembourg LP, respectively, shall deliver to Purchaser certificates evidencing the Purchased Shares of AIMCOR, Enterprises and AIMCOR Luxembourg, duly endorsed in blank, or accompanied by valid stock powers duly executed in blank, in proper form for transfer, with all necessary stock transfer stamps affixed, and duly executed instruments of transfer of all participation interests of AIMCOR Germany.

      1.8 Time and Place of Closing. The transaction contemplated by this Agreement shall be consummated (the "Closing") at the offices of Altheimer & Gray, 10 South Wacker, Suite 4000, Chicago, Illinois 60606 at 10:00 a.m., on October 14, 1997 or on such other date, or at such other time or place, as shall be mutually agreed upon by the Stockholders' Committee and Purchaser; provided, however, that the date of the Closing shall be automatically extended from time to time for so long as any of the conditions set forth in Sections 3.4(d), 4.1 and 4.2 hereof shall not be satisfied or waived, subject, however, to the provisions of Section 8.2. The date on which the Closing occurs in accordance with the preceding sentence is referred to in this Agreement as the "Closing Date".

                                    ARTICLE 2

                         Representations and Warranties

      2.1 General Statement. The parties make the representations and warranties to each other which are set forth in this Article 2. All such representations and warranties shall survive the Closing (and none shall merge into any instrument of conveyance). The representations and warranties of the Stockholders made in a particular paragraph of Section 2.3 are made subject to the exceptions noted in the portion of the schedule referred to in such paragraph delivered by the Stockholders' Committee to Purchaser concurrently herewith and identified by the parties as the "Disclosure Schedule". Information provided in one Schedule of the Disclosure Schedule shall suffice, without repetition or cross-reference, as a disclosure of such information in any other relevant Schedule of the Disclosure Schedule, if the disclosure in respect of such one Schedule is sufficient on its face without further inquiry reasonably to inform Purchaser of the information required to be disclosed in respect of such other relevant Schedule in order to avoid a breach of the representation or warranty corresponding thereto. Notwithstanding the foregoing, the Stockholders shall use their best efforts to identify or cross-reference in the Disclosure Schedule all applicable representations and warranties to which a particular disclosure relates.

      2.2 Representations and Warranties of Purchaser. Purchaser represents and warrants to the Stockholders as follows:

            (a) Purchaser is a corporation duly organized, existing and in good standing, under the laws of its state of incorporation.

            (b) Purchaser has full corporate power and authority to enter into and perform this Agreement. This Agreement constitutes a valid and legally binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms (except to the extent that enforcement may be affected by laws relating to bankruptcy, reorganization, insolvency and creditors' rights and by the availability of injunctive relief, specific performance and other equitable remedies).

            (c) Except for filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended ("HSR Act"), no consent, authorization, order or approval of, or filing or registration with, any governmental authority is required for or in connection with the consummation by Purchaser of the transaction contemplated hereby.

            (d) Neither the execution and delivery of this Agreement by Purchaser, nor the consummation by Purchaser of the transaction contemplated hereby, will conflict with or result in a breach of any of the terms, conditions or provisions of its Certificate of Incorporation or by-laws, or of any statute or administrative regulation, or of any order, writ, injunction, judgment or decree of any court or governmental authority or of any arbitration award.

            (e) Other than Purchaser's $550,000,000 Credit Agreement dated January 22, 1996 with NationsBank, National Association (South) and other lenders party thereto, Purchaser is not a party to any unexpired, undischarged or unsatisfied written or oral contract, agreement, indenture, mortgage, debenture, note or other instrument under the terms of which performance by Purchaser according to the terms of this Agreement will be a default or an event of acceleration, or grounds for termination, or whereby timely performance by Purchaser according to the terms of this Agreement may be prohibited, prevented or delayed.

            (f) Except for Kohlberg Kravis Roberts & Co., L.P. or its Affiliates (as herein defined), neither Purchaser nor any of its Affiliates has dealt with any person or entity who is entitled to a broker's commission, finder's fee, investment banker's fee or similar payment for arranging the transaction contemplated hereby or introducing the parties to each other. As used herein, an "Affiliate" is any person or entity which controls Purchaser or any member of the AIMCOR Group, which Purchaser or a member of the AIMCOR Group controls, or which is under common control with Purchaser or a member of the AIMCOR Group, but the term "Affiliate" does not include the members of the AIMCOR Group themselves. For purposes of the preceding sentence, the term "control" means the power, direct or indirect, to direct or cause the direction of the management and policies of a person or entity through voting securities, contract or otherwise. In the case of the AIMCOR Group, the term Affiliate shall include Gallagher and Kocourek.

            (g) In connection with the consummation of the transaction contemplated hereby and the incurrence of any indebtedness therewith, Purchaser does not intend that the AIMCOR Group would incur, and does not believe that the AIMCOR Group will incur, debts that would be beyond the AIMCOR Group's ability to pay as such debts mature.

            (h) Purchaser is an "accredited investor" within the meaning of Rule 501(a) of Regulation D under the Securities Act of 1933, as amended (the "Securities Act") and is acquiring the Purchased Shares for its own account for investment and with no present intention of distributing or reselling such shares or any part thereof in any transaction which would constitute a "distribution" within the meaning of the Securities Act. Purchaser understands that the Purchased Shares have not been registered under the Securities Act or any state securities laws and are being transferred to Purchaser, in part, in reliance on the foregoing representation.

            (i) Attached as Exhibit E hereof is a true and complete copy of the letter addressed to Purchaser, dated August 11, 1997, issued by NationsBank National Association (South) in connection with the financing of the transactions contemplated by this Agreement (the "Commitment Letter").

      2.3 Joint and Several Representations and Warranties of the Stockholders. The Stockholders jointly and severally represent and warrant to Purchaser that, except as set forth in the Disclosure Schedule:

            CORPORATE

            (a) Each of the AIMCOR Entities is a corporation duly existing and in good standing under the laws of its jurisdiction of incorporation.

            (b) Each of the AIMCOR Entities has qualified as a foreign corporation, and is in good standing, under the laws of all jurisdictions where the nature of its business or the nature or location of its assets requires such qualification, except in such jurisdictions where the failure to so qualify would not, individually or in the aggregate, have a Material Adverse Effect (as herein defined). For the purposes of this Agreement, "Material Adverse Effect" means a material adverse effect on the business, assets, results of operations or financial condition of the AIMCOR Group, taken as a whole.

            (c) Each of the AIMCOR Entities has all necessary corporate power and authority to carry on its respective business as such business is now being conducted.

            (d) Except for filings under the HSR Act, no consent, authorization, order or approval of, or filing or registration with, any U.S. or foreign court, administrative agency or governmental authority is required for or in connection with the consummation by the Stockholders, Germany LP and Luxembourg LP of the transaction contemplated hereby and the continuation of the business of the AIMCOR Group thereafter.

            (e) Neither the execution and delivery of this Agreement by the Stockholders, Germany LP and Luxembourg LP, nor the consummation by the Stockholders, Germany LP and Luxembourg LP of the transactions contemplated hereby, will conflict with or result in a breach of any of the terms, conditions or provisions of the Certificate of Incorporation or by-laws (or similar organizational documents) of any of the AIMCOR Entities, or of any statute or administrative regulation, or of any order, writ, injunction, judgment or decree of any U.S. or foreign court, administrative agency or governmental authority or of any arbitration award to which any member of the AIMCOR Group is a party or by which any member of the AIMCOR Group is bound.

            (f) True and complete copies of the Certificate of Incorporation and all amendments thereto, the by-laws as amended and currently in force, similar organizational documents (in the case of AIMCOR Germany and AIMCOR Luxembourg), all stock records, and corporate minute books and records, of the AIMCOR Entities, have been furnished for inspection by Purchaser.

            (g) Neither AIMCOR Germany nor AIMCOR Luxembourg has any subsidiaries. Schedule 2.3(g) of the Disclosure Schedule contains a complete list of the direct and indirect subsidiaries of AIMCOR, including Enterprises(collectively, the "Subsidiaries"). For the purposes of the preceding sentence, a Subsidiary shall be an entity a majority of whose voting securities are owned, directly or indirectly, by AIMCOR. Other than the Subsidiaries, no member of the AIMCOR Group owns, whether beneficially or of record, any equity interest in any other person. Each of the Subsidiaries is duly organized, existing and in good standing under the laws of its jurisdiction of incorporation or organization (as the case may be), has full power to carry on its business as it is now conducted, and is qualified as a foreign corporation or other foreign entity in all jurisdictions where the nature of its respective businesses or the nature and location of its respective assets requires such qualification, except in such jurisdictions where the failure to so qualify would not, individually or in the aggregate, have a Material Adverse Effect.

            (h) The authorized capital of:

                  (i) AIMCOR consists of 11,000 shares of voting common stock,
            $.01 par value, of which 9,325.8 shares are issued and outstanding and 1,089,000 shares of non-voting common stock, $.01 par value, of which 923,254.2 shares are issued and outstanding. There are no shares of capital stock of AIMCOR of any other class authorized, issued or outstanding. All of the issued and outstanding shares of stock of AIMCOR have been validly issued, are fully paid and nonassessable, and are owned beneficially and of record by the Stockholders. There are no outstanding subscriptions, options, warrants, rights (including preemptive rights), calls, convertible securities or agreements or commitments of any character relating to the issued or unissued capital stock or other securities of AIMCOR obligating AIMCOR to issue or sell any securities of any kind;

                  (ii) Enterprises consists of 1,000,000 shares of Class A
            common stock, $.01 par value, of which 461,202.3809 shares are issued and outstanding, and 1,000,000 shares of Class B common stock, $.01 par value, of which 461,202.3809 shares are issued and outstanding. There are no shares of capital stock of Enterprises of any other class authorized, issued or outstanding. All of the issued and outstanding shares of stock of Enterprises have been validly issued, are fully paid and nonassessable, and are owned beneficially and of record by AIMCOR and the Stockholders. AIMCOR owns 367,944.3809 shares of Class A common stock, and 367,944.3809 shares of Class B common stock, of Enterprises, free and clear of all claims, equities, security interests, liens, proxies, restrictions on transfer, voting trusts and voting agreements. There are no outstanding subscriptions, options, warrants, rights (including preemptive rights), calls, convertible securities or agreements or commitments of any character relating to the issued or unissued capital stock or other securities of Enterprises obligating Enterprises to issue or sell any securities of any kind;

                  (iii) AIMCOR Germany consists of a single class of
            participation interests, all of which are issued and outstanding. There are no participation interests of AIMCOR Germany of any other class authorized, issued or outstanding. All of the issued and outstanding participation interests of AIMCOR Germany have been validly issued, are fully paid and nonassessable. Germany LP is the beneficial and of record owner of 98.8468% of the participation interests of AIMCOR Germany, free and clear of all claims, equities, security interests, liens, proxies, restrictions on transfer, voting trusts and voting agreements. CPG Mannheim Inc. (a Delaware corporation wholly owned by Gallagher) and WCK Mannheim Inc. (a Delaware corporation wholly owned by Kocourek) are the beneficial and of record owners of a combined total of 1.1532% of the participation interests of AIMCOR

            Germany, free and clear of all claims, equities, security interests, liens, proxies, restrictions on transfer, voting trusts and voting agreements. There are no outstanding subscriptions, options, warrants, rights (including preemptive rights), calls, convertible securities or agreements or commitments of any character relating to the issued or unissued securities of AIMCOR Germany obligating AIMCOR Germany to issue or sell any securities of any kind;

                  (iv) AIMCOR Luxembourg consists of a class of ordinary stock, without par value, of which 24,420 shares are issued and outstanding, and a class of preferred stock, without par value, of which 91,023 shares are issued and outstanding. There are no shares of capital stock of AIMCOR Luxembourg of any other class authorized, issued or outstanding. All of the issued and outstanding shares of stock of AIMCOR Luxembourg have been validly issued, are fully paid and nonassessable, and are owned beneficially and of record by Luxembourg LP, free and clear of all claims, equities, security interests, liens, proxies, restrictions on transfer, voting trusts and voting agreements. There are no outstanding subscriptions, options, warrants, rights (including preemptive rights), calls, convertible securities or agreements or commitments of any character relating to the issued or unissued capital stock or other securities of AIMCOR Luxembourg obligating AIMCOR Luxembourg to issue or sell any securities of any kind.

                  (v) Other than borrowings under the instruments set forth on
            Schedule 2.3(h)(v) of the Disclosure Schedule, no member of the AIMCOR Group has any outstanding indebtedness for borrowed money. The loans and other extensions of credit under the instruments set forth on Schedule 2.3(h)(v) of the Disclosure Schedule are each prepayable in full in accordance with their respective terms.

            FINANCIAL

            (i) Copies of (a) the consolidated balance sheet, statement of earnings, statement of shareholders' equity, statement of cash flows and notes to financial statements (together with any supplementary information thereto) of AIMCOR and the Subsidiaries, (b) the balance sheet, income statement and notes to financial statements of AIMCOR Germany, and (c) the balance sheet, statement of profit and loss, statement of cash flows and notes to the annual accounts (together with any supplementary information thereto)of AIMCOR Luxembourg, each as of and for the fiscal years ended

      September 30, 1996 and September 30, 1995 and each as audited by the Accountants, are contained in Schedule 2.3(i) of the Disclosure Schedule. The financial statements described in the preceding sentence are referred to herein as the "Financial Statements". Copies of the respective unaudited balance sheets and statements of income of AIMCOR and the Subsidiaries (on a consolidated basis), AIMCOR Germany and AIMCOR Luxembourg, each as of and for the nine month periods ended June 30, 1997 and June 30, 1996, are also contained in Schedule 2.3(i) of the Disclosure Schedule. The financial statements described in the preceding sentence are referred to herein as the "Interim Financial Statements". The Financial Statements and the Interim Financial Statements present fairly, in all material respects, the respective financial position of AIMCOR (on a consolidated basis), AIMCOR Luxembourg and AIMCOR Germany as of the dates thereof and the results of operations and (in the case of the Financial Statements) cash flows of AIMCOR (on a consolidated basis), AIMCOR Luxembourg and AIMCOR Germany for the periods covered by said statements, in conformity with U.S. GAAP, consistently applied, except (w) as disclosed therein, (x) in the case of the Interim Financial Statements, for normal year-end adjustments, and (y) in the case of the Interim Financial Statements, for the omission of footnote disclosures required by U.S. GAAP. Schedule 2.3(i) of the Disclosure Schedule also contains pro forma versions of the Financial Statements and the Interim Financial Statements, which present fairly, in all material respects, the combined financial condition of the AIMCOR Group as of the dates and for the periods then ended, subject to the adjustments described in such pro forma statements (including, without limitation, elimination from the Financial Statements and the Interim Financial Statements the Excluded Assets and the effects of the disposition of the Excluded Assets on the financial position, results of operations and cash flows of AIMCOR for the periods covered by the Financial Statements and the Interim Financial Statements). As of September 30, 1996, there was no liability or obligation of any kind required to be disclosed under U.S. GAAP, whether accrued, absolute, fixed or contingent, of any member of the AIMCOR Group that is not disclosed, reflected or reserved against in the Financial Statements as of that date. No member of the AIMCOR Group has any obligation to make any "earn out" or similar payments.

            (j) The members of the AIMCOR Group (including TAC) have good title to their respective assets (including, without limitation, the Intellectual Property (as herein defined)), free and clear of any liens, claims, encumbrances and security interests, except for the following: (i) statutory liens for Taxes (as defined herein) not yet due, (ii) statutory liens of landlords, carriers, warehousemen, mechanics and materialmen incurred in the ordinary course of business for sums not yet due; (iii) liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return of money bonds and similar obligations; and (iv) minor irregularities of title, none of which individually or in the aggregate materially detract from the value or use of the assets of the AIMCOR Group. The foregoing representation and warranty shall not apply to the Real Estate (as defined herein), which is dealt with exclusively in paragraph (u), or the Leased Premises (as defined herein), which is dealt with exclusively in paragraph (v).

            (k)

                  (i) As used in this Agreement, the following terms shall have the following meanings:

                        (A) the term "Taxes" means all federal, state,
                  provincial, local, foreign and other income, sales, use, ad valorem, value added, transfer or other taxes, fees, assessments or charges of any kind, together with any interest and any penalties, with respect thereto, and the term "Tax" means any one of the foregoing Taxes;

                        (B) the term "Tax Return" means any return, declaration,
                  report, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto and including any amendment thereof; and

                        (C) the term "Code" means the Internal Revenue Code of
                  1986, as amended.

                  (ii) All Tax Returns required to be filed by or with respect to each member of the AIMCOR Group have been timely filed, except where the failure to so file such Tax Returns would not, individually or in the aggregate, have a Material Adverse Effect, and all such Tax Returns are complete and correct in all material respects. Each member of the AIMCOR Group has timely paid all Taxes that are due, or that have been asserted in writing by any taxing authority to be due, from or with respect to it for the periods ending prior to the date hereof (including Taxes attributable to the period ending on the Closing Date).

                  (iii) There are no outstanding agreements, waivers or
            arrangements extending the statutory period of limitation applicable to any claim for, or the period for the collection or assessment of, Taxes due from or with respect to any member of the AIMCOR Group for any taxable period, and no power of attorney granted by or with respect to any member of the AIMCOR Group relating to Taxes is currently in force.

                  (iv) No audit or other proceeding by any governmental entity has formally commenced and no written notification, and, to the Stockholders' knowledge, no oral notification has been given to any member of the AIMCOR Group that such an audit or other proceeding is pending or threatened with respect to any Taxes due from or with respect to any member of the AIMCOR Group or any Tax Return filed by or with respect to any member of the AIMCOR Group. No assessment of Tax has been proposed in writing to any member of the AIMCOR Group against any member of the AIMCOR Group or any of its assets or properties.

                  (v) As of the Closing Date, no member of the AIMCOR Group
            shall be a party to, be bound by or have any obligation under, any Tax sharing agreement, indemnification arrangement, or similar contract or arrangement. During the ten year period ending on the date hereof, none of members of the AIMCOR Group (A) has been a member of an affiliated group filing a consolidated federal income tax return (other than Enterprises and its Subsidiaries), or (B) has any liability for the Taxes of any person under Treas. Reg. ss. 1.1502-6 (or any similar provision of state, local or foreign law), or as a transferee or successor, by contract, or otherwise.

                  (vi) There is no contract or agreement, plan or arrangement by any member of the AIMCOR Group covering any person that, individually or collectively, would give rise to the payment of any amount that would not be deductible by any such member of the AIMCOR Group by reason of section 280G of the Code. No member of the AIMCOR Group has filed a consent under section 341(f) of the Code.

                  (vii) Each member of the AIMCOR Group has duly and timely
            withheld from employee salaries, wages and other compensation and paid over to the appropriate taxing authorities all amounts required to be so withheld and paid over for all periods under all applicable laws and regulations.

                  (viii) Each member of the AIMCOR Group has collected
            substantially all sales and use Taxes required to be collected, and have remitted, or will remit on a timely basis, such amounts to the appropriate governmental authorities, or has been furnished properly completed exemption certificates. Each member of the AIMCOR Group (A) has in its possession all records and supporting documents required by all applicable sales and use Tax statutes and regulations regarding the collection and payment of all sales and use Taxes required to be collected and paid over and regarding all exempt transactions for all periods open under the applicable statute of limitations as of the Closing Date, and (B) has maintained all such records and supporting documents, in all material respects in the manner required by all applicable sales and use Tax statutes and regulations.

                  (ix) No member of the AIMCOR Group has, for less than fair market value, acquired property from, disposed of property to, performed services for, or otherwise transacted business with, any person with whom it does not deal at arm's length; provided, however, that this subparagraph (ix) shall not apply to any of the transactions described in subparagraphs (a)-(l) of Section 3.2(d)(v);

                  (x) At all times since July 1, 1989, AIMCOR has been both a validly electing S corporation within the meaning of Code ss.ss. 1361 and 1362 and a validly electing S corporation within the meaning of the applicable state law statutes in the states listed on
            Schedule 2.3(k)(x) of the Disclosure Schedule.

                  (xi) Except as set forth on Schedule 2.3(k)(xi) of the
            Disclosure Schedule, no member of the AIMCOR Group will be liable for any Tax under Code ss. 1374 in connection with the deemed sale of AIMCOR's assets (including the assets of any qualified subchapter S subsidiary) caused by any election under Code ss. 338(h)(10) (and any corresponding election under state, local and foreign law) with respect to the purchase and sale of AIMCOR's stock hereunder (the "Section 338(h)(10) Election"). Except as set forth on Schedule 2.3(k)(xi) of the Disclosure Schedule, neither AIMCOR nor any qualified subchapter S subsidiary of AIMCOR has, in the past 10 years, (A) acquired assets from another corporation in a transaction in which AIMCOR's Tax basis for the acquired assets was determined, in whole or in part, by reference to the Tax basis of the acquired assets (or any other property) in the hands of the transferor, or
            (B) acquired the stock of any corporation which became a qualified subchapter S subsidiary.

            CONDUCT OF BUSINESS

            (l) Since June 30, 1997 (September 30, 1996 in the case of subparagraph (iv)), no member of the AIMCOR Group has:

                  (i) sold, leased, mortgaged, pledged, encumbered or
            transferred or otherwise disposed of any assets or properties which would be material to the AIMCOR Group, taken as a whole, except for sales of its inventory and transfers of cash in payment of trade payables and cash dividends to the Stockholders, all in the usual and ordinary course of business, and except as permitted by this Agreement;

                  (ii) suffered any loss, or any interruption in use, of any assets or property (whether or not covered by insurance), which would be material to the AIMCOR Group, taken as a whole, on account of fire, flood, riot, strike or other hazard or Act of God;

                  (iii) suffered any change to its business, either individually or together with other changes to its business, which would have a Material Adverse Effect;

                  (iv) incurred any liabilities or obligations (whether
            absolute, accrued, contingent or otherwise) material to the AIMCOR Group, taken as a whole (collectively, "Liabilities"), except (i) Liabilities incurred in the ordinary course of business and (ii) Liabilities incurred in connection with or as a result of this Agreement and the transaction contemplated hereby;

                  (v) waived any right which would be material to the AIMCOR
            Group, taken as a whole, other than in the ordinary course of business;

                  (vi) without limitation by the enumeration of any of the
            foregoing, entered into any material transaction other than in the usual and ordinary course of business, except as permitted by this Agreement (the foregoing representation and warranty shall not be deemed to be breached by virtue of the entry by the Stockholders, Germany LP and Luxembourg LP into this Agreement or their consummation of the transaction contemplated hereby); or

                  (vii) taken any action which, if it had been taken after the date hereof, would have required the consent of Purchaser under
            Section 3.2(d) hereof.

            CONTRACTS

            (m) Schedule 2.3(m) of the Disclosure Schedule contains a description of the following undischarged written contracts, agreements, leases and other instruments to which any member of the AIMCOR Group is a party:

                  (i) agreements for the employment for any period of time
            whatsoever, or in regard to the employment, or restricting the employment, of any employee of any member of the AIMCOR Group;

                  (ii) consulting agreements;

                  (iii) collective bargaining agreements;

                  (iv) contracts or arrangements providing for bonuses, options, deferred compensation or stock appreciation rights;

                  (v) leases or subleases, either as lessee or sublessee, lessor or sublessor, of personal property, where the lease or sublease provides for an annual rent in excess of $50,000 and has an unexpired term as of the Closing Date in excess of one (1) year, and leases or subleases of personal property where the lease or sublease provides for an annual rent in excess of $100,000 and has an unexpired term as of the Closing Date of less than one year;

                  (vi) agreements restricting in any manner the right of any member of the AIMCOR Group to compete with any other person or entity, restricting the right of any member of the AIMCOR Group to sell to or purchase from any other person or entity, or restricting the right of any other party to compete with any member of the AIMCOR Group or the ability of such person or entity to employ any of the employees of any member of the AIMCOR Group;

                  (vii) agreements between any member of the AIMCOR Group and any of their respective Affiliates with respect to the purchase of goods or the performance of services (other than employment-related agreements in the ordinary course of business);

                  (viii) agreements of agency, representation, distri bution, or franchise which cannot be canceled by the member of the AIMCOR Group which is a party thereto without payment or penalty upon notice of sixty (60) days or less;

                  (ix) service agreements affecting any of the assets of any member of the AIMCOR Group where the annual service charge is in excess of $50,000 or has an unexpired term as of the Closing Date in excess of one (1) year;

                  (x) guaranties, performance, bid or completion bonds, and
            surety or indemnification agreements;

                  (xi) loan agreements, promissory notes, indentures, bonds, security agreements or other instruments involving the borrowing of money in an amount in excess of $50,000;

                  (xii) agreements, commitments or understandings to make any gifts or sponsor any events;

                  (xiii) all agreements or arrangements between any member of the AIMCOR Group, on the one hand, and any Stockholder, Germany LP or Luxembourg LP or any of their respective Affiliates (other than any member of the AIMCOR Group) on the other hand (such agreements and arrangements are hereinafter referred to as "Affiliate Transactions"); and

                  (xiv) any other agreements which provide for the receipt or expenditure of more than $50,000, except agreements for the purchase or sale of goods or rendering of services in the ordinary course of business.

      All agreements, leases, subleases and other instruments referred to in this subsection 2.3(m) are binding upon the AIMCOR Group and, to the Stockholders' knowledge, the other parties thereto. No default by any member of the AIMCOR Group has occurred thereunder and, to the Stockholders' knowledge, no default by the other contracting parties has occurred thereunder, which default would, individually or in the aggregate, have a Material Adverse Effect.

            (n) Neither any member of the AIMCOR Group nor any of the Stockholders is a party to, or bound by, any unexpired, undischarged or unsatisfied written contract, agreement, indenture, mortgage, debenture, note or other instrument under the terms of which performance by the Stockholders, Germany LP and Luxembourg LP according to the terms of this Agreement (i) will be a default (or an event which with notice or lapse of time or both could become a default) or an event of acceleration, or result in the loss of a material benefit under, or grounds for termination, except such defaults, accelerations, losses or terminations which would not individually or in the aggregate, have a Material Adverse

      Effect, or (ii) would be prohibited, prevented or delayed. Other than the Material Consents (as herein defined), the execution, delivery and performance by the Stockholders, Germany LP and Luxembourg LP of this Agreement and the consummation by the Stockholders, Germany LP and Luxembourg LP of the transactions contemplated hereby will not require any consent, approval or authorization of, or notice to, any third party, except such consents, approvals, authorizations, and notices the failure of which to obtain or make would not, individually or in the aggregate, have a Material Adverse Effect.

            (o) The AIMCOR Group possesses all licenses, permits, registrations and government approvals (the "Permits") (other than Environmental Permits (as defined herein), which are exclusively provided for in Section 2.3(t)) which are required in order for them to conduct their respective businesses as presently conducted, except where the failure to possess such Permits would not, individually or in the aggregate, have a Material Adverse Effect.

            EMPLOYEES

            (p) With respect to the AIMCOR Group and its employees:

                  (i) AIMCOR maintains, administers, contributes to or has any liability with respect to only those employee pension benefit plans (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), whether or not excluded from coverage under specific Titles or Subtitles of ERISA) for the benefit of employees of AIMCOR which are listed in Schedule 2.3(p)(i) of the Disclosure Schedule (the "Pension Plans");

                  (ii) AIMCOR maintains, administers, contributes to or has any liability with respect to only those employee welfare benefit plans (as defined in Section 3(1) of ERISA, whether or not excluded from coverage under specific Titles or Subtitles of ERISA) for the benefit of employees of AIMCOR which are listed in Schedule 2.3(p)(ii) of the Disclosure Schedule (the "Welfare Plans");

                  (iii) AIMCOR maintains, administers, contributes to or has any liability with respect to only those stock purchase, stock option, severance, employment, change-in-control, bonus, incentive and deferred compensation plans, agreements, programs, or policies (whether formal or informal, written or (to the Stockholders' knowledge) oral, and whether or not subject to ERISA) under which any employee or former employee of AIMCOR has any present or future right to benefits or under which AIMCOR has any present or future material liability, which are listed in Schedule 2.3(p)(iii) of the Disclosure Schedule. All such plans, agreements, programs, policies and arrangements, together with the Pension Plans and Welfare Plans, shall be collectively referred to as the "Company Plans";

                  (iv) with respect to each Company Plan, AIMCOR has delivered or made available to the Purchaser a current, accurate and complete copy (or, to the extent no such copy exists, an accurate description) thereof and, to the extent applicable, (a) any related trust agreement, annuity contract or other funding instrument; (b) the most recent determination letter; (c) any summary plan description by AIMCOR to its employees concerning the extent of the benefits provided under a Company Plan; and (d) for the three most recent years (1) the Form 5500 and attached schedules; (2) audited financial statements; (3) actuarial valuation reports; and (4) attorney's responses to an auditor's request for information;

                  (v) all Company Plans and any related trust agreements or
            annuity contracts (or any related trust instruments) comply in all material respects with and are and have been operated in all material respects in accordance with their terms and each applicable provision of ERISA, the Code (including, without limitation, the requirements of Code section 401(a) to the extent any Pension Plan is intended to conform to that section) and other applicable laws, rules and regulations (including, without limitation, state insurance law), except where non-compliance with such terms and laws, rules and regulations, would not, individually or in the aggregate, have a Material Adverse Effect. AIMCOR has not received any written notice, and none of the Stockholders has any knowledge, of any violation of any of the foregoing by any Company Plan, which violation has not heretofore been corrected. A favorable determination as to the qualification under the Code of each of the Pension Plans has been made by the Internal Revenue Service ("IRS");

                  (vi) there has been no "reportable event" (as defined in
            Section 4043(c) of ERISA) for which the 30 day reporting requirement is applicable and has not been waived with respect to any Company Plan. Neither AIMCOR nor any affiliate of AIMCOR as determined under Code Section 414(b), (c), (m) or (o) ("ERISA

            Affiliate") has incurred or permitted to exist any "accumulated funding deficiency" (as defined in Section 302 of ERISA) whether or not waived by the IRS, involving any Pension Plan subject to section 412 of the Code or Part 3 of Title I(B) of ERISA. No withdrawals have occurred so as to cause any Pension Plan to become subject to the provisions of Section 4063 of ERISA, nor has AIMCOR or any ERISA Affiliate ceased making contributions to any employee benefit plan subject to Section 4064(a) of ERISA to which either AIMCOR or any ERISA Affiliate made contributions during the six (6) years prior to the date hereof;

                  (vii) with respect to each Company Plan, no actions, suits or claims (other than routine claims for benefits in the ordinary course) are pending or, to the Stockholders' knowledge, threatened. To the Stockholders' knowledge, no event has occurred and no condition exists that would be reasonably expected to subject AIMCOR or its Subsidiaries, either directly or through their ERISA Affiliates, to any Tax, fine, lien, penalty or other liability imposed by ERISA, the Code or other applicable laws, rules and regulations, whether by indemnity or otherwise, which Tax, fine, lien, penalty or liability would have a material adverse effect on any of the Company Plans. Neither AIMCOR nor, to the Stockholders' knowledge, any other party has engaged in a prohibited transaction (as defined in Section 406 of ERISA and Section 4975 of the Code) which would subject AIMCOR or the Purchaser to any Taxes, penalties or other liabilities under ERISA or the Code with respect to any of the Company Plans, which Taxes, penalties or liabilities would have a material adverse effect on any of the Company Plans;

                  (viii) neither AIMCOR nor any ERISA Affiliate has incurred any liability to the Pension Benefit Guaranty Corporation ("PBGC") as a result of the voluntary or involuntary termination of any Pension Plan subject to Title IV of ERISA; there is currently no active filing by AIMCOR or any ERISA Affiliate with the PBGC (and no proceeding has been commenced by the PBGC) to terminate any Pension Plan subject to Title IV of ERISA maintained or funded, in whole or in part, by AIMCOR or any ERISA Affiliate. None of the Company Plans is a multiemployer plan as defined in Section 3(37) of ERISA. Neither AIMCOR nor any ERISA affiliate sponsors, maintains, contributes to or has any liability with respect to a multiemployer plan;

                  (ix) with respect to any plan maintained outside the United
            States for the purpose of providing or otherwise making available retirement or other benefits to employees of the members of the AIMCOR Group other than AIMCOR (collectively, "Non-U.S. Plans"), each Non-U.S. Plan is in compliance in all material respects with its terms and the provisions of all material laws applicable to each such Non-U.S. Plan, except where noncompliance with such terms or laws would not have a Material Adverse Effect. All required employer contributions under any such plans have been made and the applicable pension funds have been funded in accordance with the terms of the plan and in compliance with all laws applicable thereto except where noncompliance with such laws would not have a Material Adverse Effect;

                  (x) there are no strikes, work stoppages or disputes pending, or, to the Stockholders' knowledge, threatened between any member of the AIMCOR Group and any current or former employees, and there is no request for union representation or organizational effort by any labor union or other collective bargaining unit pending, or, to the Stockholders' knowledge, threatened against the business of any member of the AIMCOR Group;

                  (xi) there are no pending, or, to the Stockholders' knowledge, threatened unfair labor practice charges or employee grievance charges with respect to the business of any member of the AIMCOR Group;

                  (xii) the Disclosure Schedule contains a list of all employees of the members of the AIMCOR Group as of July 1, 1997, whose annual salaries exceed $50,000 and said list correctly reflects their employer, base salaries, dates of employment and positions;

                  (xiii) with the exception of the agreements referred to in
            Section 3.2(e), no Company Plan exists that could result in the payment to any present or former employee of the AIMCOR Group or its Subsidiaries of any money or other property or accelerate or provide any other rights or benefits to any present or former employee of the AIMCOR Group or its Subsidiaries as a result of the transaction contemplated by this Agreement, whether or not such payment would constitute a parachute payment as defined in Section 280G of the Code, or whether or not some other further event or condition is required for payment or entitlement on or after the transaction.

            LITIGATION AND CLAIMS

            (q) There is no litigation or proceeding, in law or in equity, and there are no proceedings or governmental investigations before any commission or other administrative authority, pending or, to the Stockholders' knowledge, threatened against any member of the AIMCOR Group, or any of their respective officers, directors or Affiliates, with respect to or affecting the operations, assets, business, products, sales practices or financial condition of any member of the AIMCOR Group, which has a reasonable probability of being decided adversely to the applicable member of the AIMCOR Group and which, if decided adversely to such member, would have a Material Adverse Effect, or prohibit, present or delay the consummation of the transaction contemplated hereby. No present or former director, officer, employee or agent of the members of the AIMCOR Group is a defendant in any litigation commenced by stockholders of any member of the AIMCOR Group with respect to the performance of his or her duties as a director, officer, employee or agent of a member of the AIMCOR Group under any federal or state law (including litigation under federal and state securities laws). With the exception of the provisions of AIMCOR's Certificate of Incorporation, here exist no indemnification agreements with any of the present or former directors, officers, employees or agents of any member of the AIMCOR Group.

            (r) No member of the AIMCOR Group is a party to, or bound by, any decree, order or arbitration award (or agreement entered into in any administrative, judicial or arbitration proceeding with any governmental authority) with respect to or affecting the properties, assets, personnel or business activities of any member of the AIMCOR Group, the enforcement of which or compliance with which would have a Material Adverse Effect.

            (s) Except for laws, rules and regulations relating to the environment (which are exclusively provided for in Section 2.3(t) hereof) each member of the AIMCOR Group is in compliance with all decrees, orders or arbitration awards or laws, statutes, or regulations of or agreements with, or any Permits from, any federal, foreign, state, provincial or local governmental authority to which the property, assets, personnel or business activities of the AIMCOR Group are subject, including, without limitation, federal, foreign, state, provincial or local laws, statutes and regulations relating to equal employment opportunities, fair employment practices, occupational health and safety, wages and hours, and discrimination, except such failures to be in compliance which would not, individually or in the aggregate, have a Material Adverse Effect.

            ENVIRONMENTAL MATTERS

            (t) Each member of the AIMCOR Group is, and has been, in compliance with all Environmental Laws (as herein defined), except where the failure to be in compliance would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, and, to the Stockholders' knowledge, there is no condition that would reasonably be expected to prevent or materially interfere with such compliance. The AIMCOR Group possesses all Environmental Permits which are required for the operation of their respective businesses, where the failure to possess such Environmental Permits would reasonably be expected to result in a Material Adverse Effect, and is in compliance with the provisions of all such Environmental Permits, except where the failure to so comply would not reasonably be expected to result in a Material Adverse Effect. No modification, revocation, reissuance, alteration, transfer or amendment of any material Environmental Permit, or any review by, or approval of, any third party of any material Environmental Permit is required in connection with the execution or delivery of this Agreement or the consummation of the transactions contemplated hereby or the continuation of the business of the AIMCOR Group. All material Environmental Permits possessed by the AIMCOR Group are listed in Schedule 2.3(t) of the Disclosure Schedule. Except as would not reasonably be expected to result in a Material Adverse Effect, none of the AIMCOR Group has received any Environmental Action (as herein defined) which has not been fully remediated and none of the Stockholders is aware of any threatened Environmental Action. None of the AIMCOR Group has entered into, has agreed to, or is subject to any judgment, decree, order or other similar requirement of any governmental authority under any Environmental Laws. Except as would not reasonably be expected to result in a Material Adverse Effect, Hazardous Materials (as herein defined) have not been generated, transported, treated, stored, disposed of, released or threatened to be released at, on, from or under any of the properties or facilities currently or formerly owned, leased or otherwise used by any of the AIMCOR Group, in violation of, or in a manner or to a location that could give rise to liability to any of the AIMCOR Group under, any Environmental Laws. Except as would not reasonably be expected to result in a Material Adverse Effect, none of the AIMCOR Group has contractually assumed any liabilities or obligations under any Environmental Laws. For the purposes of this Agreement:

                  (i) "Environmental Laws" means all applicable federal,
            foreign, state, provincial and local statutes, regulations, ordinances, rules, regulations and policies having the force of law, and all court orders and decrees and arbitration awards, which pertain to environmental or safety matters or radiation or contamination of any type whatsoever and are in effect as of the date hereof;

                  (ii) "Environmental Permits" means licenses, permits,
            registrations, governmental approvals, agreements and consents which are required under or are issued pursuant to Environmental Laws;

                  (iii) "Environmental Action" means any written notice, claim, demand, action, suit, complaint, proceeding or other communication by any person alleging liability or potential liability (including without limitation liability or potential liability for investigatory costs, cleanup costs, governmental response costs, natural resource damages, property damage, personal injury, fines or penalties) arising out of, relating to, based on or resulting from
            (w) the presence, discharge, emission, release or threatened release of any Hazardous Materials at any location, (x) circumstances forming the basis of any violation or alleged violation of any Environmental Laws or Environmental Permits, or (y) otherwise relating to obligations or liabilities under any Environmental Laws; and

                  (iv) "Hazardous Materials" means all hazardous, dangerous or toxic substances, wastes, materials or chemicals, petroleum (including crude oil or any fraction thereof) and petroleum products, asbestos and asbestos-containing materials, pollutants, contaminants and all other materials or substances regulated pursuant to any Environmental Laws or that could reasonably be expected to result in liability under any Environmental Laws.

            REAL ESTATE AND LEASED PREMISES

            (u) All real property owned by any member of the AIMCOR Group is identified in Section 2.3(u) of the Disclosure Schedule, which shall for the purposes of this Agreement include TAC's Bridgeport, Alabama facility (together with all buildings, structures and other improvements located thereon, the "Real Estate"). The member of the AIMCOR Group identified in
      Section 2.3(u) of the Disclosure Schedule as owning particular parcels of Real Estate holds good and marketable fee simple title to such Real Estate, subject only to real estate taxes not delinquent and easements, covenants, conditions and restrictions which do not materially and adversely affect the marketability of title or the uses to which the Real Estate is put. The Real Estate is not subject to any leases or tenancies.

            (v) All real estate leased or subleased by, or subject to any other occupancy agreement in favor of, any member of the AIMCOR Group is identified in the Disclosure Schedule (together with all buildings, structures and other improvements located thereon, the "Leased Premises"). The Leased Premises are leased to the member of the AIMCOR Group identified in the Disclosure Schedule as leasing parcels of the Leased Premises pursuant to written leases, true and complete copies of which have been made available to Purchaser and such party has good title to the leasehold estate to such Leased Premises. Each lease and sublease which permits any member of the AIMCOR Group to occupy a Leased Premises is in full force and effect and constitutes a legal, valid and binding obligation of, and is legally enforceable against, the member of the AIMCOR Group which is the lessee and, to the Stockholders' knowledge, the lessors thereof, and grants the leasehold interest it purports to grant free and clear of all covenants, conditions, restrictions, easements, mortgages, liens, security interests, encumbrances, rights of way and other similar restrictions created by or imposed upon any member of the AIMCOR Group, or, to the Stockholders' knowledge, any other party. Neither the member of the AIMCOR Group which is the lessee of particular Leased Premises is in default under any agreement relating to such Leased Premises nor, to the Stockholders' knowledge, is any other party thereto in default thereunder, which default would have a Material Adverse Effect.

            (w) To the Stockholders' knowledge, there are no violations of any restriction, condition or agreement contained in any instrument of record against the Real Estate or the Leased Premises. To the Stockholders' knowledge, all buildings, structures and other improvements included within the Real Estate and the Leased Premises, including but not limited to the roofs and structural elements thereof, are in good working order in all material respects and free of material structural defects. None of the AIMCOR Group nor the Stockholders has received notice or otherwise has knowledge of any pending, threatened or contemplated condemnation proceeding affecting the Real Estate or the Leased Premises or any part thereof or of any sale or other disposition of any Real Estate or Leased Premises or any part thereof in lieu of condemnation.

            INTELLECTUAL PROPERTY

            (x) All material U.S. or foreign intellectual property of the AIMCOR Group, including, without limitation, each material (i) trademark, service mark, slogan, trade name, trade dress and the like (collectively, and together with the associated goodwill of each, "Trademarks"), including information regarding each registration and pending application to register any such Trademarks; (ii) common law Trademark; (iii) patent application; (iv) registration of and application to register any copyright; and (v) license of rights in Trademarks, patents, copyrights, unpatented formulations, and know-how, whether to or by any member of the AIMCOR Group, is listed in the Disclosure Schedule. The scheduled rights, together with all other intellectual property of the AIMCOR Group, including trade secrets, technology, inventions and know-how, are referred to herein collectively as the "Intellectual Property."

            (y) The members of the AIMCOR Group own or have the right to use all material Intellectual Property necessary for the AIMCOR Group to conduct its business as it is currently being conducted and consistent with past practice. Such Intellectual Property is valid, unexpired and has not been abandoned. The members of the AIMCOR Group have taken reasonable steps to protect, maintain and safeguard their Intellectual Property, including any material Intellectual Property for which improper or unauthorized disclosure would impair its value or validity, and have caused their employees and third parties who are reasonably likely to have access thereto to execute agreements in connection with the foregoing.

            (z) The Stockholders have no knowledge: (i) that any other firm, corporation, association or person claims the right to use in connection with similar or closely related goods and in the same geographic area, any mark which is identical or confusingly similar to any of the Trademarks;
      (ii) of any claim that any third party (other than a licensor of Intellectual Property to a member of the AIMCOR Group) asserts ownership rights in any of the Intellectual Property; (iii) of any claim that the use by any member of the AIMCOR Group of any Intellectual Property infringes any right of any third party; and (iv) that any third party is infringing any of the rights of any member of the AIMCOR Group in any of the Intellectual Property.

            GENERAL

            (aa) With the exception of Goldman, Sachs & Co., neither the Stockholders, nor any of their Affiliates, nor any member of the AIMCOR Group, have dealt with any person, firm or corporation who is entitled to a broker's commission, finder's fee, investment banker's fee or similar payment for arranging the transaction contemplated hereby or introducing the parties to each other.

            (bb) Schedule 2.3(bb) of the Disclosure Schedule lists all insurance policies of the members of the AIMCOR Group covering the assets, products, employees and current and historical operations of the AIMCOR Group as of the date hereof. All such policies are in full force and effect, all premiums due thereon have been paid by the AIMCOR Group and the members of the AIMCOR Group have complied in all material respects with the provisions of such policies and have not received any notice from any of its insurance brokers or carriers that such broker or carrier will not be willing or able to renew their existing coverage.

            (cc) The assets of the AIMCOR Group comprise all of the assets necessary to conduct the businesses of the AIMCOR Group in the same manner as such businesses were being conducted on September 30, 1996; provided, however, that no representation or warranty is made with respect to corporate services rendered to the AIMCOR Group from AIMCOR's Denver, Colorado headquarters.

      2.4 Individual Representations and Warranties of the Stockholders. Each of the Stockholders, individually, and each of Germany LP and Luxembourg LP, individually, represents and warrants to Purchaser as follows:

            (a) Such Stockholder, Germany LP or Luxembourg LP (as the case may be) has full power and authority to execute and perform this Agreement. This Agreement constitutes a valid and legally binding of such Stockholder, Germany LP or Luxembourg LP, enforceable against such Stockholder, Germany LP or Luxembourg LP (as the case may be) in accordance with its terms (except to the extent that enforcement may be affected by laws relating to bankruptcy, reorganization, insolvency and creditors' rights and by the availability of injunctive relief, specific performance and other equitable remedies).

            (b) If such Stockholder, Germany LP or Luxembourg LP (as the case may be) is a limited partnership, trust or entity (a "Stockholder Entity"), such Stockholder Entity is duly organized, existing and in good standing under the laws of its jurisdiction of formation. The execution and delivery of this Agreement by it and the performance by it of all of its obligations under this Agreement have been duly approved prior to the date of this Agreement by all requisite action of its general partners, trustees or the like, as the case may be. No other approval is required for it to execute this Agreement or consummate the transaction contemplated hereby. This Agreement has been duly executed and delivered by it. Neither the execution and delivery of this Agreement by such Stockholder Entity, nor the consummation by it of the transaction contemplated hereby will conflict with or constitute a breach of any of the terms, conditions or provisions of its Agreement of Limited Partnership, trust agreement or declaration of trust, or other organizational documents, as the case may be.

            (c) Such Stockholder owns the numbers of Purchased Shares listed opposite such Stockholder's name on Exhibit A, free and clear of all claims, equities, security interests, liens, proxies, restrictions on transfer, voting trusts and voting agreements, other than agreements between AIMCOR and/or Enterprises and such Stockholder which will be terminated as of the Closing.

      2.5 Limitation on Warranties. Except as expressly set forth in Sections
2.3 and 2.4, the Stockholders, Germany LP and Luxembourg LP make no express or implied warranty of any kind whatsoever, including, without limitation, any representation as to physical condition or value of any of the assets of the AIMCOR Group or the future profitability or future earnings performance of the AIMCOR Group. ALL IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE ARE EXPRESSLY EXCLUDED.

      2.6 Definition of Knowledge. For the purposes of this Agreement, the knowledge of the Stockholders shall be deemed to be limited to the actual knowledge as of the Closing Date of Gallagher, Kocourek, William Ehmer ("Ehmer"), Jon Burns ("Burns"), Peter Scott-Hansen, Charles Kopec, Kevin Manion and John Straka, without giving effect to imputed knowledge.

                                    ARTICLE 3

                          Conduct Prior to the Closing

      3.1 General. The Stockholders, Germany LP, Luxembourg LP and Purchaser shall have the rights and obligations with respect to the period between the date hereof and the Closing Date which are set forth in the remainder of this
Article 3.

      3.2 Obligations of the Stockholders, Germany LP and Luxembourg LP. The following are the obligations of the Stockholders, Germany LP and Luxembourg LP:

            (a) the Stockholders, Germany LP and Luxembourg LP shall and shall use their best efforts to cause the AIMCOR Group to give to Purchaser's officers, employees, agents, attorneys, consultants, accountants and lenders reasonable access during normal business hours to all of the properties, books, contracts, documents, insurance policies, records, attorneys, consultants, accountants, advisors and personnel of or with respect to the AIMCOR Group and shall furnish to Purchaser and such persons as Purchaser shall designate to the Stockholders' Committee such information as Purchaser or such persons may at any time and from time to time reasonably request (including without limitation, all work papers and supporting information of the Accountants). The right of inspection granted to Purchaser under this Section 3.2(a) includes the right to make reasonable extracts or copies. No investigation pursuant to this Section 3.2(a) shall affect any representations or warranties of the parties herein or the conditions to the obligations of the parties hereto.

            (b) The Stockholders, Germany LP and Luxembourg LP shall (and Purchaser shall cooperate with the Stockholders, Germany LP and Luxembourg LP to) cause the members of AIMCOR Group to use their reasonable best efforts to obtain the consents to the consummation of the transaction contemplated hereby under or with respect to, each contract, lease, agreement, Permit, Environmental Permit, and other instrument, which is enumerated in Exhibit F attached hereto (the "Material Consents") and, in addition to the Material Consents, any consents with respect to any other Environmental Permit for which a consent with regard to the consummation of the transaction contemplated hereby would be required under Environmental Laws.

            (c) The Stockholders, Germany LP and Luxembourg LP shall each use its best efforts to (i) maintain the present business organization of the AIMCOR Group, (ii) purchase and sell inventory, pay payables and other accrued liabilities and collect receivables in the usual and ordinary course of business, consistent with past practices and otherwise operate the AIMCOR Group in the ordinary and regular course of business consistent with past practice; (iii) maintain the AIMCOR Group's books and records in accordance with past practices; (iv) keep available the services of the AIMCOR Group's officers and employees (other than Gallagher, Kocourek and employees of Consumer Products (as herein defined) and employees located at its Denver, Colorado headquarters); (v) comply in all material respects with all applicable laws, including, without limitation, applicable Environmental Laws; and (vi) maintain reasonably satisfactory relationships with licensors, suppliers, employees, creditors, distributors, customers and others transacting business with the Company, except as permitted by this Agreement.

            (d) Without the prior written consent of Purchaser, and without limiting the generality of any other provision of this Agreement, the Stockholders, Germany LP and Luxembourg LP shall use their best efforts to cause the members of the AIMCOR Group not to:

                  (i) amend their respective certificates or articles of
            incorporation or by-laws, partnership agreements, or other organizational documents;

                  (ii) make any change in the authorized capital stock of any member of the AIMCOR Group, or issue or sell any shares of stock of any class of stock of any member of the AIMCOR Group, or issue, grant or become a party to any subscriptions, warrants, rights, options, calls, convertible securities or agreements or commitments of any character relating to the issued or unissued capital stock of the members of the AIMCOR Group, or to other equity securities or interest of any member of the AIMCOR Group, or grant any stock appreciation, phantom stock or similar rights;

                  (iii) (x) increase the compensation or fringe benefits of any present or former director, officer or employee of the AIMCOR Group or its Subsidiaries (except for increases in salary or wages in the ordinary course of business consistent with past practice), (y) grant any severance or termination pay to any present or former director, officer or employee of the AIMCOR Group or its Subsidiaries or (z) establish, adopt, enter into, amend or terminate any Company Plan or any plan, agreement, program, policy, trust, fund or other arrangement that would be a Company Plan if it were in existence as of the date of this Agreement; provided, however, that in connection with the formation and sale of Consumer Products, AIMCOR may cause Company Plans applicable only to Consumer Products to be established, provided that no cost to the AIMCOR Group (other than Consumer Products) results therefrom;

                  (iv) incur or commit to incur any investment or capital
            expenditures not set forth in Schedule 3.2(d)(iv) of the Disclosure
            Schedule in excess of $100,000 in the aggregate;

                  (v) subject any of the assets of the AIMCOR Group to any lien, mortgage, security interest or encumbrance or otherwise permit or allow the members of the AIMCOR Group to sell, transfer or otherwise dispose of any asset or property (including sales, leases or transfers to Affiliates), except for sales of inventory and for transfers of cash in payment of the trade payables of the members of the AIMCOR Group all in the usual and ordinary course of business in accordance with past practices and payment of cash dividends to the Stockholders to the extent permitted in Section 3.2(d)(ix), and except for the following transactions with all or certain Stockholders or their designees which are out of the ordinary course of business:

                        a. the sale of AIMCOR Consumer Products LLC ("Consumer
                  Products");

                        b. the sale of the outstanding shares of Panoramica,
                  Inc. which are owned by AIMCOR;

                        c. the sale of the outstanding shares of Servicios
                  AIMCOR, A.C. which are owned by AIMCOR Inversiones S.A. de C.V., a subsidiary of Enterprises;

                        d. the sale of one general aviation aircraft known as a
                  Westwind 1124, Serial Number 310, F.A.A. Registration Number N78GJ, together with hangar deposits, prepaid insurance and spare parts relating to such aircraft, and the assumption by the purchaser of AIMCOR's obligations under that certain Aircraft Administrative Agreement dated June 12, 1997 between AIMCOR and Pal-Waukee Aviation, Inc.;

                        e. the novation of that certain lease, dated July 16,
                  1996 between AIMCOR and The CIT Group, Inc., relating to one Falcon 900B aircraft, and the concurrent (i) sale to the person to whom such lease is novated of all spare parts for such aircraft, all hangar deposits, and all prepaid insurance relating thereto and (ii) assumption by such person of all obligations of AIMCOR under that certain Hangar Occupancy Agreement dated August 26, 1996 by and between Anschutz Corporation and AIMCOR;

                        f. the assignments to Gallagher, Kocourek, Burns and
                  Ehmer of the leases of automobiles leased by AIMCOR for their respective benefit and the assumption by Gallagher, Kocourek, Burns and Ehmer, respectively, of AIMCOR's obligations under such leases;

                        g. the assignment of AIMCOR's rights as lessee under
                  that certain lease, dated March 3, 1993, between Brookfield Republic, Inc. as lessor, and AIMCOR, as lessee, relating to premises commonly known as Suite 5600, 370 Seventeenth Street, Denver, Colorado, and the assumption by the assignee of all obligations of AIMCOR thereunder;

                        h. the sale to Gallagher and Kocourek, respectively, or
                  their respective designees, of AIMCOR's rights in split dollar insurance policies owned by AIMCOR on their respective lives;

                        i. the sale to Gallagher of all tangible personal
                  property located at Suite 5600, 370 Seventeenth Street, Denver, Colorado;

                        j. the sale to Kocourek of all office furniture located
                  in the office which he occupies at 750 Lake Cook Road, Buffalo Grove, Illinois;

                        k. the sale to Kocourek of all rights of AIMCOR in
                  sporting event tickets at the United Center; and

                        l. the sale to Gallagher of all rights of AIMCOR in
                  sporting event tickets at Mile High Stadium, McNichols Arena, the Pepsi Center, the FlatIrons Club at the University of Colorado and Coors Field.

            The assets to be sold pursuant to this subparagraph (v) are referred to herein as the "Excluded Assets". The purchase prices of the Excluded Assets shall be represented by promissory notes of said Stockholders or their designees, which notes shall be payable on demand and bear interest, due upon demand, at the rate of 6% per annum and, shall be included among the Stockholder Notes and Loans;

                  (vi) prepay any of its material obligations other than in the ordinary course of business consistent with past practice (except that AIMCOR may make contributions to the Pension Plans in advance of their due dates, to the extent such contributions are reflected on the 1997 Financial Statements and AIMCOR may repay any amounts owed by it to any member of the AIMCOR Group and the members of the AIMCOR Group may repay any amounts owed to them by AIMCOR);

                  (vii) borrow any money or incur, whether directly or by way of guarantee or similar arrangement, any obligation for borrowed money, other than borrowings under lines of credit described in Section 2.3(m)(xi) of the Disclosure Schedule in the ordinary course of business and consistent with past practice;

                  (viii) except as permitted pursuant to subparagraph (d)(v), directly or indirectly cause to be purchased, redeemed or otherwise acquired or disposed of any equity securities of or interest in any member of the AIMCOR Group;

                  (ix) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock or property, with respect to any capital stock of any of the members of the AIMCOR Group (except that cash dividends (i) may be declared and paid on or prior to September 30, 1997 and (ii) with a payment date after September 30, 1997 and prior to the Closing Date may be declared and paid prior to the Closing Date in order to pay Tax liabilities (other than Tax liabilities resulting from the transactions contemplated by this Agreement) of the Stockholders relating to AIMCOR which arose after September 15, 1997 and are required to be paid prior to the Closing
            Date), or make any other payment to any Stockholder, Germany LP or Luxembourg LP or any of their Affiliates (in their capacities as stockholders, directors, employees or otherwise) other than (i) salaries and bonuses paid prior to the Closing Date in the ordinary course of business and consistent with past practice, (ii) incentive bonuses (including bonuses to Gallagher and Kocourek in the estimated amount of $2,200,000) payable under the Company Plans with respect to the 1997 fiscal year of the AIMCOR Group, and (iii) payments required to be made prior to the Closing pursuant to the terms of any Affiliate Transaction with such person;

                  (x) assume, guarantee, or otherwise become responsible for the obligations of, or make any loans or advances to, any other individual, firm or corporation (other than the endorsement of checks in the ordinary course of business);

                  (xi) waive or release any rights of material value, or cancel, compromise, release or assign any material indebtedness owed to it or any material claims held by it;

                  (xii) cancel or terminate any insurance policy naming it as a beneficiary or a loss payable payee;

                  (xiii) enter into or amend any collective bargaining
            agreements;

                  (xiv) except as may be required as a result of a change in law or in U.S. GAAP, change any of the accounting practices or principles used by any member of the AIMCOR Group;

                  (xv) make any material Tax election or settle or compromise any material federal, state, local or foreign Tax liability;

                  (xvi) except as permitted by subparagraph (ix) or Section
            3.2(d)(v), enter into any Affiliate Transactions or alter or amend the terms of any Affiliate Transaction in existence on the date hereof;

                  (xvii) adopt a plan of complete or partial liquidation,
            dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of any member of the AIMCOR Group;

                  (xviii) purchase the assets (other than purchases of inventory in the ordinary course of business) or equity securities of any entity, or merge or consolidate with any entity;

                  (xix) agree to take, in writing or otherwise, any of the
            actions described in Sections 3.2(d)(i) through 3.2(d)(xviii) (other than those permitted pursuant to Section 3.2(d)(v) or (ix)); or

                  (xx) cause or permit AIMCOR to revoke AIMCOR's election to be taxed as an S corporation within the meaning of Code ss.ss.1361 and 1362, or take or allow to be taken any action that would result in the termination of AIMCOR's status as a validly electing S corporation within the meaning of Code ss.ss.1361 and 1362.

            (e) On or prior to the Closing Date, the Stockholders shall cause AIMCOR to make payments to Edmond De Demo and Julian Storck in consideration of the termination of phantom stock agreements between AIMCOR, on the one hand, and those individuals, on the other hand. If such payments are made after September 30, 1997, the effects thereof shall be reflected on the Closing Balance Sheet;

            (f) On or before the Closing Date, each Stockholder shall furnish Purchaser with a certification of non-foreign status that satisfies the requirements of Code ss. 1445(b) (2) and Treas. Reg. ss. 1.1445-2.

            (g) Prior to the earlier of the termination of this Agreement or the Closing, each of the Stockholders, Germany LP and Luxembourg LP will not, and will cause the members of the AIMCOR Group and their respective officers, directors, employees and agents not to, initiate, solicit or encourage, directly or indirectly, any inquiries or the making of any proposal with respect to, or engage in any negotiations concerning, provide any confidential information or data to, have any discussions with or enter into any agreements with, any person relating to any acquisition, business combination, reorganization or purchase of all or any portion of the capital stock or assets of the AIMCOR Group other than in the ordinary course of business and in compliance with the other provisions of this Agreement. Each of the Stockholders, Germany LP and Luxembourg LP will, and will cause the members of the AIMCOR Group to, immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any such potential transactions involving the AIMCOR Group. Each of the Stockholders, Germany LP and Luxembourg LP will, and will cause the members of the AIMCOR Group to, immediately notify the Purchaser if any inquiries are received in respect of any member of the AIMCOR Group, and shall provide details with respect thereto. Each of the Stockholders, Germany LP and Luxembourg LP will not pledge, encumber or dispose of the Purchased Shares or any other securities of any member of the AIMCOR Group beneficially owned by them prior to the Closing.

            (h) Each of the Stockholders, Germany LP and Luxembourg LP agrees that, at the request of the Purchaser, it will, and will cause the AIMCOR Group to, call for prepayment or redemption, or to prepay, redeem and/or renegotiate, as the case may be, any then existing indebtedness for borrowed money of the AIMCOR Group (other than the industrial revenue bonds and pollution control bonds owed by TAC), conditional upon the occurrence of the Closing; provided that no such prepayment or redemption shall actually be made until contemporaneously with or after the Closing Date.

            (i) Each of the Stockholders, Germany LP and Luxembourg LP agrees that it will, and will cause the AIMCOR Group to, promptly (but in no event later than 5 business days) notify Purchaser in the event that they or any member of the AIMCOR Group receive any written or oral communication from the PBGC in respect of any Pension Plan subject to Title IV of ERISA concerning the funded status of any such plan or any transfer of assets and liabilities from any such plan in connection with the transactions contemplated herein.

            (j) The Stockholders shall cause Aimcor Formed Products Limited Partnership, a Delaware limited partnership, to be liquidated and dissolved or, in the alternative, for AIMCOR's interest therein to be distributed to the Stockholders.

            (k) As promptly as practicable and in any event no later than twenty days after the end of each fiscal month ending after the date hereof and before the Closing Date, the Stockholders will deliver to Purchaser true and complete copies of the unaudited consolidated balance sheets and statements of income of AIMCOR as of and for each such fiscal month and the portion of the fiscal year then ended, together with the notes, if any, relating thereto, which financial statements shall be prepared on a basis consistent with the Interim Financial Statements.

            (l) Notwithstanding anything to the contrary contained in this
      Section 3.2, the written consent of Purchaser shall not be required in the event any action otherwise prohibited by this Section 3.2 is taken by any of the members of the AIMCOR Group if such action has no adverse effect on the AIMCOR Group or Purchaser and does not result in a liability not reflected on the Closing Balance Sheet and if such actions, taken as a whole, involve assets the fair market value of which in the aggregate does not exceed $100,000.00. Such assets may consist of such things as cash, U.S. Treasury securities, equity securities, foreign currencies and limited partnership interests, but shall not include real estate, tangible personal property or general partnership interests.

      3.3 Purchaser's Obligations. The following are Purchaser's obligations:

            (a) Purchaser shall comply with its obligations under that certain letter agreement, between AIMCOR and Kohlberg Kravis Roberts & Co., L.P., dated April 4, 1997 and that letter from Purchaser to AIMCOR, dated July 10, 1997 (collectively, the "Confidentiality Letter"); and

            (b) Purchaser shall use its all commercially reasonable efforts to obtain financing for the transaction contemplated hereby in accordance with the Commitment Letter (it being understood that (x) Purchaser shall not consent to the lender's syndicating the loans contemplated thereby if it would result in a delay in the Closing, and (y) Purchaser shall not be required to agree to any loan documentation which is commercially unreasonable in the context of loan transactions of the type and size contemplated by the Commitment Letter). If Purchaser is unable to obtain the financing contemplated by the Commitment Letter, Purchaser shall use commercially reasonable efforts to obtain replacement financing, on terms substantially similar to those contained in the Commitment Letter.

      3.4 Joint Obligations. The following shall apply with equal force to the Stockholders, Germany LP and Luxembourg LP, on the one hand, and Purchaser, on the other hand:

            (a) Each of the parties hereto shall use all reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate the transaction contemplated hereby as soon as practicable.

            (b) Each party shall promptly give the other party written notice of the existence or occurrence of any condition which would make any representation or warranty herein contained of either party untrue or which might reasonably be expected to prevent the consummation of the transaction contemplated hereby.

            (c) Except as permitted by Sections 3.2(d)(v), 3.2(d)(ix) and 3.2(e), no party shall perform any act which, if performed, or intentionally omit to perform any act which, if omitted to be performed, would prevent or excuse the performance of this Agreement by any party hereto or which would result in any representation or warranty herein contained of said party being untrue.

            (d) The parties shall forthwith make all filings and perform all acts required by them respectively under the HSR Act; and, in addition to the conditions set forth in Article 4, the obligations of each of the parties to this Agreement shall each be conditional upon the expiration or early termination of the waiting period set forth in the HSR Act and the rules promulgated thereunder.

                                    ARTICLE 4

                              Conditions to Closing

      4.1 Conditions to Obligations of the Stockholders, Germany LP and Luxembourg LP. In addition to the condition set forth in Section 3.4(d), the obligation of the Stockholders, Germany LP and Luxembourg LP to close the transaction contemplated hereby is subject to the fulfillment of all of the following conditions on or prior to the Closing Date, upon the non-fulfillment of any of which this Agreement may, at the Stockholders' Committee's option, be terminated pursuant to and with the effect set forth in Article 8:

            (a) Each representation and warranty of Purchaser which is expressly qualified by any materiality qualification shall be true and correct, subject to such materiality qualification, and each of the remaining representations and warranties of Purchaser shall be true and correct in all material respects, in each case, on and as of the Closing Date as though such representations and warranties were made on such date, except that any representations and warranties that are made as of a specified date shall be true as of such date; provided, however, that a breach of any of the foregoing representations and warranties shall not constitute the non-fulfillment of the foregoing condition unless such breach, individually or in the aggregate with all other breaches, is material to the AIMCOR Group as a whole.

            (b) All obligations of Purchaser to be performed hereunder through, and including on, the Closing Date (including, without limitation, all obligations which Purchaser would be required to perform at the Closing if the transaction contemplated hereby was consummated) shall have been fully performed in all material respects.

            (c) On the Closing Date there shall be no suit, proceeding or investigation pending by any governmental authority on any grounds to restrain, enjoin or hinder the consummation of the transaction contemplated hereby.

            (d) Purchaser shall have made the deliveries to the Stockholders' Committee specified in Sections 5.2(b) through 5.2(f).

            (e) Purchaser shall have delivered to the Stockholders' Committee the written opinion of Simpson Thacher & Bartlett, counsel for Purchaser, dated as of the Closing Date, in substantially the form of Exhibit G attached hereto.

      4.2 Conditions to Purchaser's Obligations. In addition to the condition set forth in Section 3.4(d), the obligation of Purchaser to close the transaction contemplated hereby is subject to the fulfillment of all of the following conditions on or prior to the Closing Date, upon the non-fulfillment of any of which this

Agreement may, at Purchaser's option, be terminated pursuant to and with the effect set forth in Article 8:

            (a) Each representation and warranty of the Stockholders, Germany LP and Luxembourg LP which is expressly qualified by any materiality qualification shall be true and correct, subject to such materiality qualification, and each of the remaining representations and warranties of the Stockholders, Germany LP and Luxembourg LP shall be true and correct in all material respects, in each case, on and as of the Closing Date as though such representations and warranties were made on such date, except that any representations and warranties that are made as of a specified date shall be true as of such date; provided, however, that a breach of any of the foregoing representations and warranties shall not constitute the nonfulfillment of the foregoing condition unless such breach is material to the AIMCOR Group as a whole.

            (b) All obligations of the Stockholders, Germany LP and Luxembourg LP to be performed hereunder through, and including on, the Closing Date (including, without limitation, all obligations which the Stockholders, Germany LP and Luxembourg LP would be required to perform at the Closing if the transaction contemplated hereby was consummated) shall have been fully performed in all material respects.

            (c) All of the Material Consents shall have been obtained.

            (d) On the Closing Date there shall be no suit, proceeding or investigation pending by any governmental authority on any grounds to restrain, enjoin or hinder the consummation of the transaction contemplated hereby.

            (e) The Stockholders, Germany LP and Luxembourg LP shall have delivered to Purchaser the written opinion of Altheimer & Gray, counsel to Stockholders, Germany LP and Luxembourg LP, dated as of the Closing Date, in substantially the form of Exhibit H attached hereto.

            (f) The Stockholders' Committee shall have made the deliveries to the Purchaser specified in Sections 5.3(a) through 5.3(q).

            (g) Since June 30, 1997, no event shall have occurred which, individually or together with all other events, has had or is reasonably likely to have a Material Adverse Effect.

            (h) Purchaser shall have received the proceeds of the financing contemplated by the Commitment Letter, or the proceeds of substitute financing as contemplated by Section 3.3(b).

                                    ARTICLE 5

                                     Closing

      5.1 Form of Documents. At the Closing, the parties shall deliver the documents, and shall perform the acts, which are set forth in this Article 5. All documents which the Stockholders' Committee shall deliver shall be in form and substance reasonably satisfactory to Purchaser and Purchaser's counsel. All documents which Purchaser shall deliver shall be in form and substance reasonably satisfactory to the Stockholders' Committee and the Stockholders' counsel.

      5.2 Purchaser's Deliveries. Subject to the fulfillment or waiver of the conditions set forth in Sections 3.4(d) and 4.2, Purchaser shall duly execute and/or deliver to the Stockholders' Committee all of the following:

            (a) the Estimated Cash Payment less the amounts, subject to the last sentence of Section 1.4, to be deposited with the Escrow Agent to fund the Escrows;

            (b) a certified copy of Purchaser's Certificate of Incorporation and by-laws;

            (c) a certificate of good standing of Purchaser, issued not earlier than twenty (20) days prior to the Closing Date by the Secretary of State of Delaware;

            (d) an incumbency and specimen signature certificate with respect to the officers of Purchaser executing this Agreement, and any other document delivered hereunder, on behalf of Purchaser;

            (e) a certified copy of resolutions of Purchaser's board of directors, authorizing the execution, delivery and performance of this Agreement, and any other document delivered by Purchaser hereunder;

            (f) a closing certificate executed by the President of Purchaser (or any other officer of Purchaser specifically authorized by Purchaser's board of directors to do so), on behalf of Purchaser, pursuant to which Purchaser represents and warrants to the Stockholders that Purchaser's representations and warranties to the Stockholders (i) in the case of any thereof that are expressly qualified by any materiality qualification, are true and correct, subject to such materiality qualification, and (ii) in the case of each other representation and warranty, such representation and warranty is true and correct in all material respects, in each case on and as of the Closing Date as though such representations and warranties were made on such date, except that any representations and warranties that are made as of a specified date shall be true as of such date (or, if any such representation or warranty shall fail to satisfy such standard in any respect, specifying the respect in which the standard is failed), that all covenants required by the terms hereof to be performed by Purchaser on or before the Closing Date, to the extent not waived by the Stockholders' Committee in writing, have been so performed in all material respects (or, if any such covenant has not been so performed, indicating that such covenant has not been performed), and that all documents to be executed and delivered by Purchaser at the Closing have been executed and delivered by duly authorized officers of Purchaser; and

            (g) without limitation by specific enumeration of the foregoing, all other documents reasonably required from Purchaser to consummate the transaction contemplated hereby.

      5.3 Stockholders', Germany LP's and Luxembourg LP's Deliveries. Subject to the fulfillment or waiver of the conditions set forth in Sections 3.4(d) and 4.1, the Stockholders' Committee, Germany LP and Luxembourg LP shall duly execute and/or deliver to Purchaser all of the following:

            (a) certified copies of the Certificates of Incorporation and by-laws of AIMCOR and Enterprises and certified copies of the limited partnership agreements of Germany LP and Luxembourg LP;

            (b) certificates of good standing of AIMCOR issued not earlier than twenty (20) days prior to the Closing Date by the Secretaries of State of Delaware, Illinois, Alabama,

      California, Colorado, Connecticut, Indiana, Montana, Pennsylvania and
      Texas;

            (c) a certificate of good standing of Enterprises issued not earlier than twenty (20) days prior to the Closing Date by the Secretary of State of Nevada;

            (d) a certificate of good standing of Germany LP and Luxembourg LP issued not earlier than twenty (20) days prior to the Closing Date by the Secretary of State of the State of Delaware;

            (e) certificates representing:

                  (i) all outstanding shares of stock of AIMCOR;

                  (ii) all outstanding shares of stock of Enterprises not owned by AIMCOR; and

                  (iii) all outstanding shares of stock of AIMCOR Luxembourg;

      in each case duly endorsed in blank or with duly executed stock powers attached with all necessary stock transfer stamps affixed;

            (f) documents effecting the transfer of all the outstanding participation interests in AIMCOR Germany, including, without limitation, the participation interests held by CPG FRG Inc. and WCK FRG Inc.;

            (g) instruments duly executed by AIMCOR and the Stockholders, terminating all stockholder agreements between AIMCOR and any of the Stockholders, effective as of the Closing;

            (h) instruments duly executed by Enterprises and the Stockholders, terminating all stockholder agreements between Enterprises and any of the Stockholders, effective as of the Closing;

            (i) a closing certificate duly executed by the Stockholders' Committee, pursuant to which the Stockholders' Committee, on behalf of the Stockholders, Germany LP and Luxembourg LP, represents and warrants to Purchaser that: (i) the representations and warranties of the Stockholders, Germany LP and Luxembourg LP to Purchaser (i) in the case of any thereof that are expressly qualified by any materiality qualification, are true and correct, subject to such materiality qualification, and (ii) in the case of each other representation and warranty, each such representation and warranty is true and correct in all material respects, in each case on and as of the Closing Date as though such representations and warranties were made on such date, except that any representations and warranties that are made as of a specified date shall be true as of such date (or if any such representation or warranty fail to satisfy such standard in any respect, specifying the respect in which the standard is failed) (it being understood and agreed that with respect to the representations and warranties of the individual Stockholders contained in Section 2.4, such closing certificate shall be deemed to have been executed and delivered separately by each individual Stockholder and to pertain only to the representations and warranties in Section 2.4 made by such Stockholder);
      (ii) all covenants required by the terms hereof to be performed by the Stockholders, Germany LP or Luxembourg LP on or before the Closing Date, to the extent not waived in writing by Purchaser, have been so performed in all material respects (or if any such covenant has not been so performed, indicating that such covenant has not been performed); and
      (iii) all documents to be executed by the Stockholders, the Stockholders' Committee, Germany LP, Luxembourg LP, Enterprises and AIMCOR and delivered at the Closing have been executed and delivered by duly authorized officers of AIMCOR;

            (j) the written resignations, effective as of the Closing Date, of Gallagher and Kocourek as directors and officers of the members of the AIMCOR Group and written resignations, effective as of the Closing Date, of all other directors of AIMCOR, if any;

            (k) physical possession of all books, records, tangible assets, licenses, policies, contracts, plans, leases or other instruments owned by or pertaining to the AIMCOR Group, which are in the possession of or under the control of any Stockholder;

            (l) copies of the Material Consents;

            (m) the minute books and stock records of the members of the AIMCOR Group;

            (n) legally binding documentation evidencing the termination without liability to the Purchaser or any member of the AIMCOR Group of all Affiliate Transactions (other than agreements with respect to the transactions contemplated by Section 3.2(d) (v));

            (o) documentation evidencing that AIMCOR, effective as of the Closing Date, has called for redemption all existing indebtedness for borrowed money of the AIMCOR Group (other than industrial revenue bonds and pollution control bonds owed by TAC) and has terminated all other loan agreements to which any member of the AIMCOR Group is a party;

            (p) documentation evidencing that Germany LP and Luxembourg LP have eliminated the use of the word "AIMCOR" as part of their company name;

            (q) if the Stockholders' Committee shall have elected to deliver the Letter of Credit, the Letter of Credit; and

            (r) without limitation by specific enumeration of the foregoing, all other documents reasonably required from the Stockholders, Germany LP and Luxembourg LP to consummate the transaction contemplated hereby.

      5.4 Other Transactions Occurring at the Closing. In addition to the deliveries to be made at the Closing pursuant to Sections 5.2 and 5.3, on or prior to the Closing Date;

            (a) the Stockholders who are obligated under Stockholder Notes and Loans shall pay, and the Stockholders whose designees are obligated under Stockholder Loans and Notes shall cause such designees to pay, the entire outstanding principal amount thereof and all accrued and unpaid interest thereon in full;

            (b) the Stockholders shall cause the principal and all accrued interest under all loans made by AIMCOR to Germany LP and Luxembourg LP to be paid in full;

            (c) AIMCOR and Consumer Products shall enter into a Trademark License Agreement in the form attached hereto as Exhibit J, pursuant to which and subject to the terms thereof AIMCOR shall grant to Consumer Products the perpetual, royalty-free license to use the AIMCOR(R) mark on the terms and conditions set forth therein;

            (d) AIMCOR, Consumer Products and the Stockholders Committee shall enter into a Services Agreement in the form attached hereto as Exhibit K;

            (e) the Stockholders, Germany LP and Luxembourg LP, Purchaser and the Escrow Agent shall enter into the Escrow Agreement;

            (f) Purchaser shall deposit with the Escrow Agent the monies necessary to fund the Escrows; and

            (g) the Stockholders' Committee shall cause the employment of all employees located at AIMCOR's Denver,

      Colorado corporate office to be transferred to one or more entities controlled by Gallagher and/or Kocourek and/or members of their respective families, without cost to the AIMCOR Group.

                                    ARTICLE 6

                             Post-Closing Agreements

      6.1 Post-Closing Agreements. From and after the Closing, the parties shall have the respective rights and obligations which are set forth in the remainder of this Article 6.

      6.2 Inspection of Records. The Stockholders, Germany LP and Luxembourg LP, on the one hand, and Purchaser, on the other hand, shall each make their respective books and records with respect to the AIMCOR Group (including, in the case of Purchaser, the books and records of the members of the AIMCOR Group) available for inspection by the other party, or by its duly accredited representatives, for reasonable business purposes at all reasonable times during normal business hours upon reasonable advance notice, for a five (5) year period after the Closing Date, with respect to all transactions of the AIMCOR Group occurring prior to and relating to the Closing, and the historical financial condition, assets, liabilities, operations and cash flows of the AIMCOR Group. As used in this Section 6.2, the right of inspection includes the right to make reasonable extracts or copies, at the expense of the inspectors. The representatives of a party inspecting the records of the other party shall be reasonably satisfactory to the other party. During the period from the fifth anniversary of the Closing Date to the seventh anniversary of the Closing Date, Purchaser agrees not to, and to cause the members of the AIMCOR Group not to, destroy at any time any books or records which are subject to this Section 6.2 without giving written notice to the Stockholders' Committee, and giving the Stockholders' Committee 30 days following receipt of such notice to request in writing that all or a portion of the records intended to be destroyed be delivered to the Stockholders' Committee at the Stockholders' Committee's expense. The Stockholders' Committee acknowledges that Purchaser shall not be liable to the Stockholders' Committee in the event of any inadvertent destruction of such books and records.

      6.3 Confidentiality. Each of the Stockholders, Germany LP and Luxembourg LP agrees that for a period of three years after the Closing Date, such Stockholder, Germany LP or Luxembourg LP will not, without the prior written consent of Purchaser, use, divulge, disclose or make accessible to any other person, firm, partnership, corporation or other entity any Confidential Information (as defined below) pertaining to the business of the AIMCOR Group, except when required to do so by a court of competent jurisdiction, by any governmental agency having supervisory authority over the business of the members of the AIMCOR Group, or by any administrative body or legislative body (including a committee thereof) with jurisdiction to order a Stockholder, Germany LP or Luxembourg LP to divulge, disclose or make accessible such information. For purposes of this Section 6.3, "Confidential Information" shall mean non-public information concerning the financial data, strategic business plans, product development (or other proprietary product data), customer lists, marketing plans and other non-public, proprietary and confidential information of the AIMCOR Group or customers that, in any case, is not otherwise available to the public (other than by a Stockholder's, Germany LP's, Luxembourg LP's or their respective Affiliates' breach of the terms hereof).

      6.4 Use of Trademarks. Except as provided in Section 5.4(b), the Stockholders shall not use and shall not license or permit any third party to use, any name, slogan, logo or trademark which is identical or confusingly similar to any of the names, slogans, logos or trademarks used in connection with the businesses of the AIMCOR Group.

      6.5 Third Party Claims. The parties shall cooperate with each other with respect to the defense of any Third Party Claims (as herein defined) subsequent to the Closing Date which are not subject to the indemnification provisions contained in Article 7, provided that the party requesting cooperation shall reimburse the other party for the other party's reasonable out-of-pocket costs and other expenses of furnishing such cooperation.

      6.6 Further Assurances. The parties shall execute such further documents, and perform such further acts, as may be necessary to transfer and convey the Purchased Shares to Purchaser, on the terms herein contained, and to otherwise comply with the terms of this Agreement and consummate the transaction contemplated hereby. Without limiting the generality of the foregoing, (x) the Stockholders' Committee shall cooperate with Purchaser in effecting the transfer of any Environmental Permits the transfer of which is required by virtue of the transaction contemplated hereby, and (y) the Stockholders' Committee and Purchaser shall negotiate in good faith with respect to any transition services which the AIMCOR Group may require from the former employees of AIMCOR's Denver, Colorado headquarters or which the Stockholders' Committee may require from AIMCOR.

      6.7 Agreement to Defend and Indemnify. Purchaser shall cause AIMCOR to indemnify and hold harmless each of the present and former directors, officers, employees and agents of the members of the AIMCOR Group and each present and former director, officer, employee, agent or trustee of any employee benefit plan for employees of any member of the AIMCOR Group (individually, an "Indemnified Employee", and collectively, the "Indemnified Employees") against any losses, claims, damages, liabilities, costs, expenses (including, without limitation, reasonable attorneys' fees), judgments, fines and amounts paid in settlement in connection with any threatened, pending or completed claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative claim ("Indemnifiable Claim"), arising by reason of the fact that the Indemnified Employee is or was a director, officer, employee or agent of a member of the AIMCOR Group and arising out of or pertaining to any action or omission occurring prior to the Closing Date (including, without limitation, any which arise out of or relate to the transaction contemplated by this Agreement), to the full extent permitted under the Delaware General Corporation Law as in effect on the Closing Date (or as such rights to indemnification may be expanded subsequent to the Closing Date under said law). Purchaser acknowledges and accepts as contract rights (and agrees to cause AIMCOR to honor in accordance with their terms) the provisions of AIMCOR's Certificate of Incorporation and/or by-laws as in effect on the date hereof with respect to indemnification of officers, directors, employees and agents of AIMCOR (including provisions relating to contribution, advancement of expenses and the like), and agrees that for a period of six years after the Closing Date the Certificate of Incorporation and by-laws of AIMCOR shall not be modified or amended in any manner that would adversely affect the rights thereunder of individuals who on the Closing Date were the present or former directors, officers, agents or employees of the AIMCOR Group, except as required by law. Purchaser shall cause AIMCOR to advance reasonable expenses (including reasonable attorneys' fees) to each such Indemnified Employee to the full extent permitted by Delaware General Corporation Law. In the event of any Indemnifiable Claim (whether asserted or commenced before or after the Closing Date), the Indemnified Employees may retain counsel satisfactory to them and the Purchaser, and Purchaser shall cause AIMCOR to pay all fees and reasonable expenses of such counsel for the Indemnified Employees promptly as statements therefor are received; provided that AIMCOR shall not be liable for any settlement effected without its written consent, which consent, however, shall not unreasonably be withheld. Any Indemnified

Employee wishing to claim indemnification under this Section 6.7, upon learning of any Indemnifiable Claim, shall notify AIMCOR thereof; provided, however, that the failure of an Indemnified Employee to give such notice shall only relieve Purchaser and AIMCOR of their indemnification obligations to the extent of actual prejudice resulting therefrom. The Indemnified Employees as a group may retain only one law firm to represent them with respect to any such matter unless there is, under applicable standards of professional conduct, a conflict on any significant issue between the positions of any two or more Indemnified Employees, in which case such Indemnified Employees may retain such number of additional counsel as are necessary to eliminate all conflicts of the type referred to above; provided that AIMCOR shall be responsible for the reasonable expenses of only one additional counsel.

      6.8 No Solicitation. Each Stockholder, Germany LP and Luxembourg LP agrees that from the Closing Date until the third anniversary of the Closing (or, in the case of each of Gallagher, Kocourek, Ehmer and Burns, the fifth anniversary of the Closing Date), such Stockholder, Germany LP or Luxembourg LP (as the case may be) shall not, and shall not permit any of their respective Affiliates to, directly or indirectly, anywhere in the world, solicit to hire or hire any employee of any member of the AIMCOR Group who is employed by any member of the AIMCOR Group as of the Closing Date; provided, however, that Gallagher and/or Kocourek, or any of their respective Affiliates, may solicit to hire or hire any employee of AIMCOR who is based in AIMCOR's corporate office in Denver, Colorado or any employee who is related to Gallagher, in each case without any cost or expense (including, without limitation, severance costs) to Purchaser or the AIMCOR Group, and Gallagher and/or Kocourek, or any of their respective Affiliates, may hire (but may not solicit to hire) any person (w) who is an employee of the AIMCOR Group as of the Closing Date, (y) who is not a Stockholder, and (z) whose employment is terminated after the Closing Date by a member of the AIMCOR Group for reasons other than cause. The parties agree that the remedy at law for any breach of any obligation under this Section 6.8 will be inadequate and that in addition to any other rights and remedies to which Purchaser may be entitled hereunder, at law or in equity, Purchaser shall be entitled to injunctive relief and reimbursement from the Stockholder breaching this Section 6.8 for all reasonable attorney's fees and other expenses incurred in connection with the enforcement hereof, and each party further agrees to waive any requirement for the securing or posting of any bond in connection with such remedy. In the event this Section 6.8 is held to be in any respect an unreasonable restriction upon the Stockholders, Germany LP or Luxembourg LP or their respective Affiliates by any court having competent jurisdiction, the court so holding may reduce the territory to which this Section 6.8 pertains and/or the period of time for which it operates, or effect any other change to the extent necessary to render this Section 6.8 enforceable by such court. As so modified this Section 6.8 will continue in full force and effect. Such decision by a court of competent jurisdiction shall not invalidate this Agreement, but this Agreement shall be interpreted, construed and enforced as not containing such invalidated provision.

      6.9 Non-Competition. Each Stockholder, Germany LP and Luxembourg LP agrees that:

            (a) during the period ending five years from the Closing Date, without the prior written consent of Purchaser, such Stockholder, Germany LP or Luxembourg LP, as the case may be, will not, directly or indirectly, either alone or in conjunction with any individual, partnership, firm, association, syndicate, company or other entity, whether as principal, manager, agent, consultant, officer, stockholder, partner, investor, lender or employee or in any other capacity, carry on, be engaged in, advise, invest, lend money to, guarantee the debts or obligations of, or have any financial interest in, any business which is in competition with the business of the AIMCOR Group (other than Consumer Products) anywhere throughout the world;

            (b) for the purposes of this Section 6.9, a business shall be deemed to be in competition with the business of the AIMCOR Group if it is involved in the purchase, sale, lease, management of or other dealing in any property or the rendering of any service purchased, sold, leased, managed, dealt in or rendered by Purchaser or the members of the AIMCOR Group as a part of the business of the AIMCOR Group as conducted as of the Closing Date (other than Consumer Products). Nothing in this Section 6.9 shall be construed so as to preclude a Stockholder, Germany LP or Luxembourg LP from investing in any entity, provided such Stockholder's, Germany LP's or Luxembourg LP's beneficial ownership of any class of such entity's securities does not exceed 3% of the outstanding securities of such class;

            (c) this Section 6.9 is a reasonable covenant under the circumstances, and if in the opinion of any court of competent jurisdiction this Section 6.9 is not reasonable in any respect, such court shall have the right, power and authority to modify such provision or provisions of this covenant to the extent the court determines such restraint is not reasonable and to enforce the covenant as so amended. Any breach of this Section 6.9 would irreparably injure Purchaser and the AIMCOR Group. Accordingly, Purchaser may, in addition to pursuing any other remedies it may have in law or in equity, obtain an injunction against such Stockholder, Germany LP or Luxembourg

      LP from any court having jurisdiction over the matter restraining any further violation of this Agreement by such person, without any requirement for the securing or posting of any bond in connection with such remedy.

      6.10 Section 338(h) (10) Election; Tax Returns. The Stockholders and Purchaser agree that:

            (a) AIMCOR and each of the Stockholders will join with Purchaser in making a Section 338(h) (10) Election with respect to the purchase and sale of the Purchased Shares of AIMCOR. Purchaser shall prepare any and all forms necessary to effectuate the Section 338(h) (10) Election (including, without limitation, Internal Revenue Service Form 8023 and any similar forms under applicable state and local income tax laws (the "Section 338 Forms")) and, to the extent possible, the Stockholders and the Purchaser shall execute as of the Closing Date, the Section 338 Forms. In the event, however, any Section 338 Forms are not executed by the Closing Date, the Stockholders and the Purchaser shall complete each such
      Section 338 Form no later than 15 days prior to the date such Section 338 Form is required to be filed. Each of the Stockholders shall execute the
      Section 338 Forms and the Purchaser shall cause the Section 338 Forms to be duly executed by an authorized person for the Purchaser and shall duly and timely file the Section 338 Forms in accordance with applicable Tax laws and the terms of this Agreement. The Stockholders will include any income, gain, loss, deduction or other Tax item resulting from the Section 338(h) (10) Election on their Tax returns to the extent permitted by applicable law.

            (b) Purchaser, AIMCOR and the Stockholders agree that the portion of the Purchase Price attributable pursuant to Exhibit C to the shares of stock of AIMCOR and the liabilities of AIMCOR and its qualified subchapter S subsidiaries (plus other relevant items) will be allocated to the classes of assets of AIMCOR and its qualified subchapter S subsidiaries, as enumerated in section 1060 of the Code, for all Tax purposes as shown on an Allocation Schedule to be prepared by the Stockholders' Committee as soon as practicable after the Closing Date. The Stockholders' Committee shall provide Purchaser with such Allocation Schedule and the Stockholders' Committee shall make such revisions or changes to said Schedule as shall be requested by Purchaser and approved by the Stockholders' Committee, each acting in good faith. In the event the Stockholders' Committee and Purchaser are unable to agree on the allocation of said Purchase Price in such manner, such allocation shall be determined by the Arbitrating Accountant, whose determination shall be final and binding on the Stockholders, AIMCOR and Purchaser. The Stockholders'

      Committee and Purchaser shall each pay one-half of the fee charged by the Arbitrating Accountant for determining such allocation (including any appraisal fees). Purchaser, all members of the AIMCOR Group, and the Stockholders will file all Tax Returns (including amended returns and claims for refund) and information reports in a manner consistent with such Allocation Schedule, as so revised.

            (c) The Stockholders' Committee shall prepare or cause to be prepared and signed (through a designee who shall be designated by AIMCOR upon the recommendation of the Stockholders' Committee as an officer of AIMCOR solely for the purpose of preparing, signing and filing income Tax Returns for the AIMCOR Group for periods ending on or prior to the Closing
      Date) all income Tax Returns for the AIMCOR Group for all periods ending on or prior to the Closing Date (including such income Tax Returns which amend previously filed income Tax Returns) (the "Pre-Closing Tax Returns"). With respect to all Pre-Closing Tax Returns, Purchaser shall have the right to review such Tax Returns and suggest changes thereto. In the event the Stockholders' Committee and Purchaser are unable to agree as to the necessity of any suggested changes to any Pre-Closing Tax Returns which are Tax Returns for Enterprises, AIMCOR Germany, AIMCOR Luxembourg and any state which does not recognize the S election of AIMCOR (the "Specific Returns") to avoid an adverse effect on Purchaser or the AIMCOR Group, such suggested changes shall be referred to the Arbitrating Accountant, whose determination of the necessity of such changes shall be final and binding. Upon the resolution of such suggested changes by the Arbitrating Accountant, such Tax Returns shall be revised to reflect such resolution. The Stockholders' Committee warrants that the filing of all Pre-Closing Tax Returns will not have an adverse effect on Purchaser or the AIMCOR Group; provided, however, that this paragraph (c) shall not apply to the matters set forth in paragraph (b) hereof. To the extent permitted by applicable law, the Stockholders shall include any income, gain, loss, deduction or other tax items for such periods on their Tax Returns in a manner consistent with the Schedule K-1s furnished by AIMCOR to the Stockholders for such periods. Purchaser shall not amend or waive the statute of limitations with respect to any such Pre-Closing Tax Returns without the prior consent of the Stockholders' Committee. The officer designee or other authorized representative designated by the Stockholders' Committee shall be granted a general power of attorney to deal with any taxing authority with respect to

      Taxes reflected on the Pre-Closing Tax Returns other than Specific Returns. The Stockholders' Committee shall not, and shall cause such designee not to, seek indemnification from AIMCOR or Purchaser by reason of the fact that such person is or was an officer of AIMCOR whether arising by law, contract or otherwise.

            (d) Purchaser shall and shall cause the AIMCOR Group to, and the Stockholders shall, cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to this Section 6.10 and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party's request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Such cooperation shall also include, in connection with audits of any of the Pre-Closing Tax Returns (other than Specific Returns), Purchaser's being advised of such audits, Purchaser's being given the opportunity to comment on proposed written submissions and oral arguments to be presented to Tax authorities and being given the opportunity to discuss Tax audit issues with the Stockholders' counsel or other representatives in such audits. The Stockholders' Committee shall consider in good faith all such comments. The Stockholders' Committee warrants that no audit of a Pre-Closing Tax Return (other than Specific Returns) will have an adverse effect on Purchaser or the AIMCOR Group. Purchaser, the Stockholders' Committee, Germany LP and Luxembourg LP agree (A) to retain all books and records with respect to Tax matters pertinent to the AIMCOR Group relating to any taxable period beginning before the Closing Date until the expiration of the applicable statutes of limitations (and, to the extent notified by Purchaser or the Stockholders' Committee, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (B) to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, Purchaser or the Stockholders, as the case may be, shall allow the other party to take possession of such books and records.

      6.11 Pension Plans. With respect to each individual who after the Closing Date is employed by Consumer Products or by an entity formed by or for the benefit of the respective families of either Gallagher or Kocourek and who is a participant in the Applied Industrial Materials Corporation Salaried Employees' Savings & Retirement Plan ("Salaried Plan"), Purchaser, within 60 days after the later of (i) the Closing Date and (ii) the dates Consumer Products and such entities provide written evidence reasonably satisfactory to Purchaser that Consumer Products and/or such entities have each established a qualified plan under Section 401(k) of the Code in order to receive a transfer of such assets and liabilities, shall cause the Salaried Plan to transfer to a plan (or plans) which is (are) intended to qualify under Section 401(a) of the Code and which is
(are) designated by Consumer Products and/or such entities as the transferee plan (or plans), in-kind, the investment fund interests of the respective participant on the date immediately preceding the date of transfer or such other assets as Consumer Products or such entities (as the case may be) shall approve, and which represent the entire account balance, including both the vested and nonvested portions thereof, as determined on the date immediately preceding the date of transfer, of each such individual. Upon such transfers of assets and liabilities from the Salaried Plan, the transferee plan(s) shall be liable for the benefits of each such participant for whom assets and liabilities have been transferred. With respect to each individual who after the Closing Date is employed by Consumer

Products and who is a participant in the Retirement Plan for Hourly Employees of Applied Industrial Materials Corporation ("Hourly Plan"), Purchaser shall cause all accrued benefits of each such individual under the Hourly Plan to be fully vested and nonforfeitable. Purchaser agrees to cooperate with Consumer Products and the entities referred to above in all respects to accomplish the intent of the foregoing, including, without limitation, promptly providing such information, records and other data reasonably requested.

      6.12 Certain Collections. In the event a member of the AIMCOR Group shall receive any payments or instruments of payment on account of the accounts receivable of Consumer Products, Purchaser shall forthwith forward them to Consumer Products. In the case of any checks, such checks shall be endorsed, without recourse, to Consumer Products.

                                    ARTICLE 7

                                 Indemnification

      7.1 General. From and after the Closing, the parties shall indemnify each other as provided in this Article 7.

      7.2 Certain Definitions. As used in this Agreement, the following terms shall have the indicated meanings:

            (a) "Damages" shall mean all assessments, levies, losses, fines, penalties, damages, Taxes, costs and expenses, including, without limitation, reasonable attorneys', accountants', investigators', and experts' fees and expenses;

            (b) "Indemnified Party" shall mean, with respect to a particular matter, a party hereto who is entitled to indemnification from another party hereto pursuant to this Article 7;

            (c) "Indemnifying Party" shall mean, with respect to a particular matter, a party hereto who is required to provide indemnification under this Article 7 to another party hereto;

            (d) "Claim" shall mean any action, suit, proceeding, investigation, or like matter which is asserted or threatened by any person, their successors and permitted assigns, against any Indemnified Party or to which any Indemnified Party is subject.

      7.3 Stockholders' Indemnification Obligations. Subject to the provisions of Sections 7.4 and 7.8:

            (a) the Stockholders, jointly and severally, shall indemnify, save and keep Purchaser, the members of the AIMCOR Group and their respective directors, officers, employees, representatives, agents and their respective successors and permitted assigns and Affiliates (each a "Purchaser Indemnitee" and collectively, the "Purchaser Indemnitees") harmless against and from all Damages sustained or incurred by any Purchaser Indemnitee, as a result of or arising out of or by virtue of:

                  (i) any inaccuracy in or breach of any representation and
            warranty made by the Stockholders, Germany LP or Luxembourg LP to Purchaser contained in Section 2.3 (other than representations and warranties contained in Section 2.3(k), which are governed exclusively by Section 7.3(a)(v)) or by Germany LP or Luxembourg LP in Section 2.4 or in any closing document delivered to Purchaser in connection herewith;

                  (ii) the breach by any Stockholder, Germany LP or Luxembourg
            LP of, or failure of any Stockholder to comply with, any of the covenants or obligations under this Agreement to be performed by the Stockholders, Germany LP or Luxembourg LP (other than Sections 6.3,
            6.8 and 6.9);

                  (iii) to the extent such Damages result or arise from (x)
            violations of or obligations imposed under Environmental Laws, (y) actions required under Environmental Laws, including, without limitation, compliance with orders, decrees or similar directives issued by any court or governmental authority pursuant to Environmental Laws, or (z) contamination by Hazardous Materials in condition, concentration or amount exceeding an applicable remedial standard provided for under Environmental Laws: conditions existing, or events occurring, on or prior to the Closing Date at or relating to the properties located in Gloucester, Ontario, Bridgeport, Alabama or Mannheim, Germany, including without limitation the use of silica breeze disposal ponds by the Bridgeport, Alabama facility and the presence of radioactive materials at, and ground water contamination at or about, the Gloucester, Ontario facility;

                  (iv) all Liabilities related to the Excluded Assets,
            regardless of whether such Liabilities arose prior to, on the date of or after the transfer of such Excluded Assets;

                  (v) (i) any Taxes of any member of the AIMCOR Group with
            respect to any Tax year or portion thereof ending on or before the Closing Date (or for any Tax year beginning before and ending after the Closing Date to the extent allocable to the portion of such period beginning before and ending on the Closing Date), (ii) the unpaid Taxes of any person (other than members of the AIMCOR Group) under Treas. Reg. section 1.1502-6 (or any similar provision of state, local or foreign law), or as a transferee or successor, by contract, or otherwise, and (iii) any inaccuracy in or a breach of any representation and warranty contained in Section 2.3(k);

                  (vi) Taxes payable by the AIMCOR Group by virtue of the
            Section 338(h)(10) Election;

                  (vii) Taxes payable by the AIMCOR Group resulting from the sale or transfer of the Excluded Assets; or

                  (viii) the manufacture, production, sale or distribution of any asbestos or any asbestos-containing product or any silica or any silica-containing product prior to the Closing Date by any member of the AIMCOR Group or any of their respective predecessors or by, from or with respect to any facility or assets which any such member or predecessor owns, leases or operates or in the past has owned, leased or operated;

            (b) any Stockholder with respect to which (x) any representation or warranty contained in Section 2.4 is inaccurate or was breached, or (y) any of Sections 6.3, 6.8 or 6.9 is breached or violated, shall indemnify, save and keep the Purchaser Indemnitees harmless against and from all Damages resulting therefrom;

            (c) to the extent that the Stockholders are obligated to make any payment to the Purchaser pursuant to Article 7, (other than pursuant to Section 7.3(a)(vi) or (vii)) the amount of such payment shall be paid by the Stockholders to Purchaser, in the first instance, from the Indemnity Escrow. To the extent that the Stockholders are obligated to make any payment to the Purchaser pursuant to Section 7.3(a)(vi) or (vii) the amount of such payment shall be paid by the Stockholders to Purchaser, in the first instance, from the Tax Indemnity Escrow. If the amount payable to the Purchaser by the Stockholders exceeds the amount in the Indemnity Escrow or the Tax Indemnity Escrow (as the case may be), the amount of such excess will be paid by the Stockholders' as provided in this Article
      7. Neither the existence of the Indemnity Escrow, the Tax Indemnity Escrow, nor the amounts thereof, however, shall be deemed to limit Purchaser's right to seek indemnification pursuant to this Article 7.

      7.4 Limitation on Stockholders' Indemnification Obligations. The Stockholders' obligations pursuant to the provisions of Section 7.3 are subject to the following limitations:

            (a) the Purchaser Indemnitees shall not be entitled to recover under
      Section 7.3(a)(i) (other than for any inaccuracy in or breach of any representation and warranty contained in Section 2.3(t)) until the total amount which the Purchaser Indemnitees would recover under Section 7.3(a)(i), but for this Section 7.4(a), exceeds $4,000,000 (the "General Deductible"), and then the Purchaser Indemnitees shall be entitled to recover only for the excess over the General Deductible. The General Deductible shall be reduced, dollar for dollar, by the amount of all Damages suffered by the Purchaser Indemnitees which would be indemnifiable pursuant to Section 7.3(a)(iii) but for the Environmental Deductible (as herein defined) or pursuant to Section 7.3(a)(viii) but for the Product Deductible (as herein defined). For sole purposes of this paragraph (a) and paragraph (b) below, in determining whether the claims of the Purchaser Indemnitees shall exceed the General Deductible, the Environmental Deductible or the Product Deductible (as the case may be), all references in Section 2.3 to materiality or Material Adverse Effect, or words to that effect, shall be disregarded;

            (b) the Purchaser Indemnitees shall not be entitled to recover under
      (x) Section 7.3(a)(i) by virtue of any inaccuracy in or breach of Section 2.3(t), or (y) Section 7.3(a)(iii), until the total amount which the Purchaser Indemnitees would recover under both Section 7.3(a)(i) by virtue of any inaccuracy in or breach of Section 2.3(t) and Section 7.3(a)(iii), but for this Section 7.4(b), exceeds $2,000,000 (the "Environmental Deductible"), and then the Purchaser Indemnitees shall be entitled to recover only for the excess over the Environmental Deductible. The Environmental Deductible shall be reduced, dollar for dollar, by the amount of Damages suffered by the Purchaser Indemnitees in excess of $2,000,000 (in the aggregate) which would be indemnifiable pursuant to Section 7.3(a)(i) but for the General Deductible or pursuant to Section 7.3(a)(viii) but for the Product Deductible;

            (c) the Purchaser Indemnitees shall not be entitled to recover under
      Section 7.3(a)(viii) until the total amount which the Purchaser Indemnitees would recover under Section 7.3(a)(viii), but for this Section 7.4(c), would exceed the Product Deductible, and then the Purchaser Indemnitees shall be entitled to recover only for the excess over the Product Deductible. As used herein, the term "Product Deductible" shall mean the sum of (x) $2,000,000 (the "Base Product Deductible") plus (y) the product of $100,000 multiplied by the number of whole years which have elapsed since the Closing Date as of the time the Purchaser Indemnitees shall assert (or would have had the right to assert, but for this paragraph (c)) a claim for indemnification under Section 7.3(a)(viii). The Base Product Deductible shall be reduced, dollar for dollar, by the aggregate amount of Damages suffered by the Purchaser Indemnitees which would be indemnifiable pursuant to (x) Section 7.3(a)(i) (other than by virtue of an inaccuracy in or breach of Section 2.3(t)) but for the General Deductible or (y) Section 7.3(a)(i) (by virtue of an inaccuracy in or breach of Section 2.3(t)), or Section 7.3(a)(iii) but for the Environmental Deductible.

            (d) the Purchaser Indemnitees shall not be entitled to recover under
      Section 7.3(a)(i) (other than with respect to the representations and warranties set forth in Section 2.3(k) or 2.3(t)) unless a claim has been asserted by written notice, specifying the details of the alleged misrepresentation or breach of warranty, delivered to the Stockholders' Committee on or prior to the 456th day next following the Closing Date;

            (e) the Purchaser Indemnitees shall not be entitled to recover under
      Section 7.3(a)(i) with respect to any inaccuracy in or breach of the representations and warranties contained in Section 2.3(t), unless a claim has been asserted by written notice, specifying the details of the claim for indemnification, delivered to the Stockholders' Committee on or prior to the third anniversary of the Closing Date;

            (f) the Purchaser Indemnitees shall not be entitled to recover under
      Section 7.3(a)(viii) unless a claim has been asserted by written notice, specifying the details of the claim for indemnification, delivered to the Stockholders' Committee on or prior to the twentieth anniversary of the Closing Date;

            (g) the Purchaser Indemnitees shall not be entitled to recover under
      Section 7.3(a)(iii) unless a claim has been asserted by written notice, specifying the details of the claim for indemnification, delivered to the Stockholders' Committee on or prior to the fifteenth anniversary (in the case of the property located in Gloucester, Ontario), or the sixth anniversary (in the case of the properties located in Bridgeport, Alabama and Mannheim, Germany), of the Closing Date;

            (h) the Purchaser Indemnitees shall not be entitled to recover under
      Section 7.3:

                  (i) with respect to consequential damages of any kind, damages consisting of business interruption or lost profits (regardless of the characterization thereof), damages for lost value of the AIMCOR Group, damages computed on a multiple of earnings or similar basis, or, except in the case of recoveries under Section 7.3(a)(viii) where punitive damages have been awarded against a Purchaser Indemnitee, punitive damages;

                  (ii) to the extent the subject matter of the claim is covered by insurance (including title insurance) held by any member of the AIMCOR Group;

                  (iii) to the extent the matter in question, taken together with all similar matters, does not exceed the amount of any reserves with respect to such matters which are reflected in the Closing Balance Sheet;

                  (iv) to the extent the matter in question was taken into
            account in the computation of the Purchase Price pursuant to Section 1.3; or

                  (v) to the extent of any recovery by AIMCOR with respect to such matter pursuant to the provisions of that certain Stock Purchase Agreement dated October 31, 1986 (the "IMC Agreement") between Industry Holdings, Inc., a Delaware corporation and International Minerals & Chemical Corporation, a Delaware corporation (now known as Mallinckrodt Group, Inc. ("Mallinckrodt")), IMC Industry Group Inc., a Delaware corporation, and IMC Industry Group (Quartz) Inc., a Delaware corporation. Unless Purchaser shall, in good faith, determine, on advice of counsel, that under no reasonable circumstances would AIMCOR be entitled to indemnification from Mallinckrodt under the terms of the IMC Agreement with respect to the matter for which the Purchaser Indemnitees would be entitled to indemnification from the Stockholders pursuant to this Agreement, Purchaser shall use all reasonable diligent efforts to recover indemnification from Mallinckrodt under the IMC Agreement with respect to any matter which is indemnifiable both under the IMC Agreement and this Agreement, including the commencement and diligent prosecution of litigation or arbitration proceedings. In such event, Purchaser shall delay enforcement of any claim for indemnification against the Stockholders under this Agreement until the expiration of the earlier to occur of (i) a judicial or arbitral determination that AIMCOR is not entitled to indemnification from Mallinckrodt under the IMC Agreement and (ii) the second anniversary of the date of commencement of proceedings under, or with respect to, the IMC Agreement. In the event that after such time the Stockholders shall make an indemnity payment to Purchaser with respect to such matter, Purchaser shall cause the Stockholders to be subrogated to AIMCOR's rights under the IMC Agreement to the extent of such indemnity payment. In the event a court or arbitral panel shall award damages to AIMCOR, or AIMCOR shall reach a settlement, with respect to a matter as to which Purchaser has a right to indemnification from the Stockholders under this Agreement which is identical in all respects relevant to such matter with AIMCOR's right to indemnification under the IMC Agreement, Purchaser shall not be entitled to recover any additional sum from the Stockholders with respect to such matter except to the extent that recovery from Mallinckrodt under the IMC Agreement was restricted or prevented by virtue of the application of Section 8.3(d) of the IMC Agreement;

            (i) the Purchaser Indemnitees shall not be entitled to recover under
      Section 7.3(a) (other than subparagraphs (ii), (iv), (v), (vi), (vii) and
      (viii), to the extent the aggregate amount which they would be entitled to recover pursuant to Section 7.3(a) (other than subparagraphs (ii), (iv), (v), (vi), (vii) and (viii)), but for this paragraph (i), would exceed $50,000,000;

            (j) the Purchaser Indemnitees shall not be entitled to recover under
      Section 7.3(a)(viii), to the extent the aggregate amount which they would be entitled to recover under Section 7.3(a), but for this paragraph (i), would exceed $125,000,000 (which sum shall be reduced by the amount of all recoveries by the Purchaser Indemnitees pursuant to Sections 7.3(a)(i) and 7.3(a)(iii));

            (k) the Purchaser Indemnitees shall not be entitled to recover under
      Section 7.3(b) to the extent the aggregate amount they would be entitled to recover under Section 7.3(b), but for this paragraph (k), would exceed the Base Purchase Price of the Purchased Shares attributable to the Stockholder having an obligation of indemnification pursuant to Section 7.3(b); and the Purchaser Indemnitees shall not be entitled to recover from any Stockholder under Section 7.3(a) (other than subparagraph 7.3(a)(iv)) in an aggregate amount in excess of the Base Purchase Price of the Purchased Shares attributable to such Stockholder;

            (l) the amount of any recovery by the Purchaser Indemnitees pursuant to Section 7.3 shall be net of any foreign, federal, state and/or local income tax benefits inuring to the Purchaser Indemnitees as a result of the state of facts which entitled the Purchaser Indemnitees to recover from the Stockholders pursuant to Section 7.3;

            (m) the Purchaser Indemnitees shall not be entitled to recover under
      Section 7.3(a)(v), to the extent the aggregate of the reserves (including both specific reserves and general reserves) with respect to Tax matters reflected on the Closing Balance Sheet shall not have been exceeded;

            (n) if without regard to this paragraph (o) a state of facts could allow a Purchaser Indemnitee to recover under both Section 7.3(a)(i) and
      Section 7.3(a)(ii), the Purchaser Indemnitee may recover only under
      Section 7.3(a)(i);

            (o) if without regard to this paragraph (p) a state of facts could allow a Purchaser Indemnitee to recover under both Section 7.3(a)(iv) and 7.3(a)(vii), the Purchaser Indemnitee may recover only under Section 7.3(a)(vii).

      7.5 Purchaser's Indemnification Covenants. Purchaser shall indemnify, save and keep the Stockholders and their respective successors and assigns (the "Stockholder Indemnitees"), harmless against and from all Damages sustained or incurred by any Stockholder Indemnitee, as a result of or arising out of or by virtue of:

            (a) any inaccuracy in or breach of any representation and warranty made by Purchaser to the Stockholders herein or in any closing document delivered to the Stockholders in connection herewith; or

            (b) any breach by Purchaser of, or failure by Purchaser to comply with, any of the covenants or obligations under this Agreement to be performed by Purchaser.

      7.6 Cooperation. Subject to the provisions of Section 7.7, the Indemnifying Party shall have the right, at its own expense, to participate in the defense of any Claim by a party other than the parties hereto (a "Third Party Claim"), and if said right is exercised, the parties shall cooperate in the investigation and defense of said Third Party Claim.

      7.7 Third Party Claims. Except as otherwise provided in Section 7.8, forthwith following the receipt of notice of a Third Party Claim, the party receiving the notice of the Third Party Claim shall (i) notify the other party of its existence, setting forth with reasonable specificity the facts and circumstances of which such party has received notice, and (ii) if the party giving such notice is an Indemnified Party, specifying the basis hereunder upon which the Indemnified Party's claim for indemnification is asserted. The Indemnified Party may, upon reasonable notice, tender the defense of a Third Party Claim to the Indemnifying Party. If:

            (a) the defense of a Third Party Claim is so tendered and within thirty (30) days thereafter such tender is accepted without qualification by the Indemnifying Party; or

            (b) within thirty (30) days after the date on which written notice of a Third Party Claim has been given pursuant to this Section 7.7, the Indemnifying Party shall acknowledge without qualification its indemnification obligations as provided in this Article 7 in writing to the Indemnified Party and accept the defense thereof;

then, except as hereinafter provided, the Indemnified Party shall not, and the Indemnifying Party shall, have the right to contest, defend, litigate or settle such Third Party Claim. The Indemnified Party shall have the right to be represented by counsel at its own expense in any such contest, defense, litigation or settlement conducted by the Indemnifying Party, provided that the Indemnified

Party shall be entitled to reimbursement therefor if the Indemnifying Party shall lose its right to contest, defend, litigate and settle the Third Party Claim as herein provided. The Indemnifying Party shall lose its right to contest, defend, litigate and settle the Third Party Claim if it shall fail to diligently contest the Third Party Claim. So long as the Indemnifying Party has not lost its right and/or obligation to contest, defend, litigate and settle as herein provided, the Indemnifying Party shall have the exclusive right to contest, defend and litigate the Third Party Claim and shall have the exclusive right, in its discretion exercised in good faith, and upon the advice of counsel, to settle any such matter, either before or after the initiation of litigation, at such time and upon such terms as it deems fair and reasonable, provided that at least ten (10) days prior to any such settlement, written notice of its intention to settle shall be given to the Indemnified Party; provided that no such settlement shall be agreed to by the Indemnifying Party without the Indemnified Parties' prior written consent if such settlement provides for injunctive relief against the Indemnified Party or does not include an unconditional release of such Indemnified Party from all liability on any claims that are the subject matter of such action. All expenses (including without limitation attorneys' fees) incurred by the Indemnifying Party in connection with the foregoing shall be paid by the Indemnifying Party. No failure by an Indemnifying Party to acknowledge in writing its indemnification obligations under this Article 7 shall relieve it of such obligations to the extent they exist. If an Indemnified Party is entitled to indemnification against a Third Party Claim, and the Indemnifying Party fails to accept a tender of, or assume, the defense of a Third Party Claim pursuant to this Section 7.7, or if, in accordance with the foregoing, the Indemnifying Party shall lose its right to contest, defend, litigate and settle such a Third Party Claim, the Indemnified Party shall have the right, without prejudice to its right of indemnification hereunder, in its discretion exercised in good faith and upon the advice of counsel, to contest, defend and litigate such Third Party Claim, and may settle such Third Party Claim, either before or after the initiation of litigation, at such time and upon such terms as the Indemnified Party deems fair and reasonable, provided that at least ten (10) days prior to any such settlement, written notice of its intention to settle is given to the Indemnifying Party. If, pursuant to this Section 7.7, the Indemnified Party so contests, defends, litigates or settles a Third Party Claim for which it is entitled to indemnification hereunder as hereinabove provided, the Indemnified Party shall be reimbursed by the Indemnifying Party for the reasonable attorneys' fees and other expenses of contesting, defending, litigating and/or settling the Third Party Claim which are incurred from time to time, forthwith following the presentation to the Indemnifying Party of itemized bills for said attorneys' fees and other expenses.

      7.8 Environmental Indemnities. Upon any Purchaser Indemnitee becoming aware of the occurrence of any event or the existence of any state of facts in respect of which the Purchaser Indemnitee will seek indemnification with respect to a claim for inaccuracy in or breach of any of the representations and warranties contained in Section 2.3(t) or a claim for indemnification pursuant to Section 7.3(a)(iii) (an "Environmental Claim"), and thereafter:

            (a) Purchaser will give to the Stockholders' Committee prompt notice specifying in reasonable detail the basis for the Environmental Claim;

            (b) Purchaser will promptly deliver to the Stockholders' Committee copies of all final environmental reports, studies, surveys, test data and reports, assessments, cost estimates and all other information available to it or AIMCOR relating to or supporting the Environmental Claim;

            (c) Purchaser will permit and will cause AIMCOR to permit representatives of the Stockholders' Committee (including advisors and consultants) to visit and inspect from time to time any of the properties to which the Environmental Claim relates, and to enter on such properties from time to time for the purpose of conducting such environmental tests as the Stockholders' Committee may reasonably desire with respect to the Environmental Claim, all during normal business hours and at the Stockholders' expense; and

            (d) When taking remedial action in connection with an Environmental Claim in respect of which a Purchaser Indemnitee will seek indemnification hereunder, the Purchaser Indemnitee will take such action as is cost-effective and otherwise reasonable under the circumstances, in the good faith business judgment of AIMCOR.

            (e) With respect to Environmental Claims relating to breaches in or inaccuracies of any representation or warranty contained in Section 2.3(t) only, Purchaser shall disclose such Environmental Claims to a governmental authority only to the extent required by Environmental Law or if such disclosure would be consistent with Purchaser's reasonable business practices.

Notwithstanding the foregoing, if in order for the AIMCOR Group to obtain indemnification with respect to an Environmental Claim as to which AIMCOR would be entitled to indemnity under the IMC Agreement AIMCOR would be required to comply with Section 6.7 of the IMC Agreement, Purchaser shall cause AIMCOR to comply with such provisions.

      7.9 Indemnification Exclusive Remedy. Indemnification pursuant to the provisions of this Article 7 shall be the exclusive remedy of the parties for any misrepresentation or breach of any warranty or covenant contained herein or in any closing document executed and delivered pursuant to the provisions hereof; provided, however, that nothing contained herein shall relieve any party hereto from liability for its fraudulent actions or misrepresentations. Without limiting the generality of the preceding sentence, no legal action sounding in strict liability or tort (other than fraudulent misrepresentation) may be maintained by any party.

                                    ARTICLE 8

                        Effect of Termination/Proceeding

      8.1 General. The parties shall have the rights and remedies with respect to the termination and/or enforcement of this Agreement which are set forth in this Article 8.

      8.2 Right to Terminate. Anything to the contrary herein notwithstanding, this Agreement and the transaction contemplated hereby may be terminated at any time prior to the Closing:

            (a) by the mutual written consent of Purchaser and the Stockholders' Committee; or

            (b) by prompt notice given in accordance with Section 10.3, by either of such parties if the Closing shall not have occurred at or before 11:59 p.m. on November 30,

      1997; provided, however, that the right to terminate this Agreement under this Section 8.2(b) shall not be available to any party whose failure to fulfill any of its obligations under this Agreement has been the cause of or resulted in the failure of the Closing to occur on or prior to the aforesaid date.

      8.3 Certain Effects of Termination. In the event of the termination of this Agreement by either the Stockholders' Committee or Purchaser as provided in
Section 8.2:

            (a) each party, if so requested by the other party, will return promptly every document furnished to it by the other party (or any subsidiary, division, associate or Affiliate of such other party) in connection with the transaction contemplated hereby, whether so obtained before or after the execution of this Agreement, and any copies thereof (except for copies of documents publicly available) which may have been made, and will use reasonable efforts to cause its representatives and any representatives of financial institutions and investors and others to whom such documents were furnished promptly to return such documents and any copies thereof any of them may have made; and

            (b) the Confidentiality Letter shall remain in effect.

This Section 8.3 shall survive any termination of this Agreement.

      8.4 Remedies. Notwithstanding any termination right granted in Section 8.2, in the event of the nonfulfillment of any condition to a party's closing obligations, in the alternative, such party may elect to do one of the following:

            (a) proceed to close despite the nonfulfillment of any closing condition, it being understood that consummation of the Closing shall not be deemed a waiver of a breach of any representation, warranty or covenant and of such party's rights and remedies with respect thereto;

            (b) decline to close, terminate this Agreement as provided in
      Section 8.2, and thereafter seek damages to the extent permitted in
      Section 8.5; or

            (c) seek specific performance of the obligations of the other party. Each party hereby agrees that in the event of any breach by such party of this Agreement, the remedies available to the other party at law may be inadequate and that such party's obligations under this Agreement may be specifically enforced.

      8.5 Right to Damages. If this Agreement is terminated pursuant to Section 8.2, neither party hereto shall have any claim against the other except if the circumstances giving rise to such termination were caused by the other party's willful failure to comply with a material covenant set forth herein, in which event termination shall not be deemed or construed as limiting or denying any legal or equitable right or remedy of said party.

                                    ARTICLE 9

                             Stockholders' Committee

      9.1 Appointment of Stockholders' Committee. Each of the Stockholders hereby irrevocably constitutes and appoints Gallagher and Kocourek (collectively, the "Stockholders' Committee"), as such Stockholder's attorneys-in-fact and agents in connection with the execution and performance of this Agreement. This power is irrevocable and coupled with an interest, and shall not be affected by the death, incapacity, illness, dissolution or other inability to act of any of Stockholders.

      9.2 Authority. Each of the Stockholders hereby irrevocably grants the Stockholders' Committee full power and authority:

            (a) to execute and deliver, on behalf of such Stockholder, and to accept delivery of, on behalf of such Stockholder, such documents as may be deemed by the Stockholders' Committee, in their sole discretion, to be appropriate to consummate this Agreement, including without limitation a Contribution Agreement among the Stockholders;

            (b) to endorse and to deliver on behalf of such Stockholder, certificates representing the shares of stock of

      AIMCOR or Enterprises to be sold by such Stockholder at the Closing;

            (c) to acknowledge receipt at the Closing of the Estimated Purchase Price, less the amounts required to fund the Escrows, for each share of stock of AIMCOR or Enterprises sold by such Stockholder at the Closing, as payment in full for such shares, to designate the manner of payment of such amount, and to certify, on behalf of such Stockholder, as to the accuracy of the representations and warranties of such Stockholder under, or pursuant to the terms of, this Agreement;

            (d) to make disbursements from time to time from the account to which the Purchase Price has been paid pursuant to Section 1.4 (including disbursements to the Stockholders on account of the Purchase Price payable to them and disbursements in respect of expenses payable by the Stockholders pursuant to Sections 10.1 and 10.4), and to retain in such account such sum as the Stockholders' Committee shall deem appropriate to cover contingencies for such period of time as the Stockholders' Committee shall deem appropriate;

            (e) to (x) dispute or refrain from disputing, on behalf of such Stockholder, any claim made by any Purchaser Indemnitee under this Agreement; (y) negotiate and compromise, on behalf of such Stockholder, any dispute that may arise under, and to exercise or refrain from exercising any remedies available under, this Agreement, and (z) execute, on behalf of such Stockholder, any settlement agreement, release or other document with respect to such dispute or remedy;

            (f) to waive, on behalf of such Stockholder, any closing condition contained in Article 4 of this Agreement and to give or agree to, on behalf of such Stockholder, any and all consents, waivers, amendments or modifications, deemed by the Stockholders' Committee, in their sole discretion, to be necessary or appropriate, under this Agreement, and, in each case, to execute and deliver any documents that may be necessary or appropriate in connection therewith;

            (g) to enforce, on behalf of such Stockholder, any claim against Purchaser arising under this Agreement;

            (h) to engage attorneys, accountants and agents, and to employ personnel for the purpose of winding up the affairs of the Stockholders as they pertain to AIMCOR, at the expense of the Stockholders;

            (i) to amend this Agreement (other than this Article 9) or any of the instruments to be delivered to Purchaser by such Stockholder pursuant to this Agreement; and

            (j) to give such instructions and to take such action or refrain from taking such action, on behalf of such Stockholder, as the Stockholders' Committee deems, in their sole discretion, necessary or appropriate to carry out the provisions of this Agreement.

      9.3 Reliance. Each Stockholder hereby agrees that:

            (a) in all matters in which action by the Stockholders' Committee is required or permitted, the members of the Stockholders' Committee, acting jointly, are authorized to act on behalf of such Stockholder, notwithstanding any dispute or disagreement among the Stockholders or between any Stockholder and the Stockholders' Committee. The members of the Stockholders' Committee may, as between them, agree as to particular matters or actions which may be taken by either member, or by one particular member, of the Stockholders' Committee without the necessity for action by both members of the Stockholders' Committee. Purchaser shall be entitled to rely on any and all action taken by the Stockholders' Committee under this Agreement without any liability to, or obligation to inquire of, any of the Stockholders or the other members of the Stockholders' Committee, notwithstanding any knowledge on the part of the Purchaser of any such dispute or disagreement;

            (b) notice to either member of the Stockholders' Committee, delivered in the manner provided in Section 10.3, shall be deemed to be notice to both of the members of the Stockholders' Committee and to all Stockholders for the purposes of this Agreement;

            (c) the power and authority of the Stockholders' Committee, as described in this Agreement, shall continue in force until all rights and obligations of the Stockholders under this Agreement shall have terminated, expired or been fully performed;

            (d) if either member of the Stockholders' Committee resigns or otherwise ceases to function in his capacity as such for any reason whatsoever, the remaining member of the Stockholders' Committee shall act on behalf of the Stockholders as provided in this Article 9.

      9.4 Actions by Stockholders. Each Stockholder agrees that, notwithstanding the foregoing, at the request of Purchaser, such Stockholder shall take all actions necessary or appropriate to consummate the transaction contemplated hereby (including, without limitation, delivery of such Stockholder's Purchased Shares and acceptance of the Purchase Price therefor) individually on such Stockholder's own behalf, and delivery of any other documents required of the Stockholders pursuant to the terms hereof.

      9.5 Indemnification of Purchaser and Its Affiliates. The Stockholders, jointly and severally, shall indemnify the Purchaser Indemnitees against, and agree to hold the Purchaser Indemnitees harmless from, any and all Damages incurred or suffered by any Purchaser Indemnitee arising out of, with respect to or incident to the operation of, or any breach of any covenant or agreement pursuant to, this Article 9, or the designation, appointment and actions of the Stockholders' Committee pursuant to the provisions hereof, including without limitation, with respect to (x) actions taken by the Stockholders' Committee or any member thereof, and (y) reliance by any Purchaser Indemnitee on, and actions taken by any Purchaser Indemnitee in response to or in reliance on, the instructions of, notice given by or any other action taken by the Stockholders' Committee.

      9.6 Indemnification of Stockholders' Committee. Each Stockholder shall severally indemnify each member of the Stockholders' Committee against any Damages (except such Damages as result from such member's gross negligence or willful misconduct) that such member may suffer or incur in connection with any action or omission of such member as a member of the Stockholders' Committee. Each Stockholder shall bear its pro-rata portion of such Damages. No member of the Stockholders' Committee shall be liable to any Stockholder with respect to any action or omission taken or omitted to be taken by the Stockholders' Committee pursuant to this Article 9, except for such member's gross negligence or willful misconduct.

                                   ARTICLE 10

                                  Miscellaneous

      10.1 Fees. The Stockholders shall pay all fees and expenses charged by Goldman, Sachs & Co.

      10.2 Publicity. Except as otherwise required by law or applicable stock exchange rules, press releases and other publicity concerning this transaction shall be made only with the prior agreement of the Stockholders' Committee and Purchaser (and in any event, the Stockholders' Committee shall use all reasonable efforts to consult and agree with each other with respect to the content of any such required press release or other publicity).

      10.3 Notices. All notices required or permitted to be given hereunder shall be in writing and may be delivered by hand, by facsimile, by nationally recognized private courier, or by United States mail. Notices delivered by mail shall be deemed given three (3) business days after being deposited in the United States mail, postage prepaid, registered or certified mail, return receipt requested. Notices delivered by hand, by facsimile, or by nationally recognized private courier shall be deemed given on the first business day following receipt; provided, however, that a notice delivered by facsimile shall only be effective if such notice is also delivered by hand, or deposited in the United States mail, postage prepaid, registered or certified mail, on or before two (2) business days after its delivery by facsimile. All notices shall be addressed as follows:

            If to Stockholders:

            c/o Applied Industrial Materials Corporation
                750 Lake Cook Road
                Buffalo Grove, Illinois 60089
                Attention: Wayne C. Kocourek
                Fax: (847) 215-3421

            with a copy to:

                Altheimer & Gray
                10 South Wacker Drive
                Suite 4000
                Chicago, Illinois 60606
                Attention: David W. Schoenberg, Esq.
                Fax: (312) 715-4800

            If to Purchaser:

                Walter Industries, Inc.
                1500 N. Dale Mabry Highway
                Tampa, FL 33607
                Attention: Dean M. Fjelstul
                Fax: (813) 871-4430

            with a copy to:

                Simpson Thacher & Bartlett
                425 Lexington Avenue
                New York, NY 10017
                Attention: Peter J. Gordon, Esq.
                Fax: (212) 455-2502

and/or to such other respective addresses and/or addressees as may be designated by notice given in accordance with the provisions of this Section 10.3.

      10.4 Expenses; Transfer Taxes. Except as provided in Section 8.5, each party hereto shall bear all fees and expenses incurred by such party in connection with, relating to or arising out of the negotiation, preparation, execution, delivery and performance of this Agreement and the consummation of the transaction contemplated hereby, including, without limitation, financial advisors', attorneys', accountants' and other professional fees and expenses. Purchaser and the Stockholders shall equally split the cost of all sales, use, stamp, documentary, excise and transfer Taxes which may be payable in connection with the transaction contemplated hereby, and the party legally required to file them shall file all necessary Tax Returns and other documentation with respect to all such sales, use, stamp, documentary, excise and transfer Taxes.

      10.5 Entire Agreement. This Agreement, the agreements and instruments to be delivered by the parties pursuant to the provisions hereof, and the Confidentiality Letter constitute the entire agreement between the parties and shall be binding upon and inure to the benefit of the parties hereto and their respective legal representatives, successors and permitted assigns. Each Exhibit, schedule and the Disclosure Schedule, shall be considered incorporated into this Agreement. Any amendments, or alternative or supplementary provisions, to this Agreement, must be made in writing and duly executed by an authorized representative or agent of each of the parties hereto. The inclusion of any item in the Disclosure Schedule is not evidence of the materiality of such item for the purposes of this Agreement. The parties make no representations or warranties to each other, except as contained in this Agreement, and any and all prior representations and warranties made by any party or its representatives, whether verbally or in writing, are deemed to have been merged into this Agreement, it being intended that no such prior representations or warranties shall survive the execution and delivery of this Agreement. Purchaser acknowledges that it has conducted an independent investigation of the financial condition, assets, liabilities, properties and projected operations of the AIMCOR Group in making its determination as to the propriety of the transaction contemplated by this Agreement, and in entering into this Agreement, has relied solely on the results of said investigation and on the representations and warranties of the Stockholders expressly contained in this Agreement.

      10.6 Non-Waiver. The failure in any one or more instances of a party to insist upon performance of any of the terms, covenants or conditions of this Agreement, to exercise any right or privilege in this Agreement conferred, or the waiver by said party of any breach of any of the terms, covenants or conditions of this Agreement, shall not be construed as a subsequent waiver of any such terms, covenants, conditions, rights or privileges, but the same shall continue and remain in full force and effect as if no such forbearance or waiver had occurred. No waiver shall be effective unless it is in writing and signed by an authorized representative of the waiving party.

      10.7 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed to be an original, and all such counterparts shall constitute but one instrument.

      10.8 Severability. The invalidity of any provision of this Agreement or portion of a provision shall not affect the validity of any other provision of this Agreement or the remaining portion of the applicable provision.

      10.9 Applicable Law. This Agreement shall be governed and controlled as to validity, enforcement, interpretation, construction, effect and in all other respects by the internal laws of the State of Illinois applicable to contracts made in that State.

      10.10 Binding Effect; Benefit. This Agreement shall inure to the benefit of and be binding upon the parties hereto, and their successors and permitted assigns. Nothing in this Agreement, express or implied, shall confer on any person other than the parties hereto, and their respective successors and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement, including, without limitation, third party beneficiary rights, except that Consumer Products shall be a third party beneficiary of
Section 6.12.

      10.11 Assignability. This Agreement shall not be assignable by (x) any Stockholder, Germany LP or Luxembourg LP without the prior written consent of Purchaser, or (y) Purchaser without the prior written consent of the Stockholders' Committee.

      10.12 Governmental Reporting. Anything to the contrary in this Agreement notwithstanding, nothing in this Agreement shall be construed to mean that a party hereto or other person must make or file, or cooperate in the making or filing of, any return or report to any governmental authority in any manner that such person or such party reasonably believes or reasonably is advised is not in accordance with law.

      10.13 Waiver of Trial by Jury. Each of the parties hereto waives the right to a jury trial in connection with any suit, action or proceeding seeking enforcement of such party's rights under this Agreement.

      10.14 Consent to Jurisdiction. This Agreement has been executed and delivered in and shall be deemed to have been made in Chicago, Illinois. The Stockholders, Germany LP, Luxembourg LP and Purchaser each agrees to the exclusive jurisdiction of any state or Federal court within the City of Chicago, with respect to any claim or cause of action arising under or relating to this Agreement, and waives personal service of any and all process upon it, and consents that all services of process be made by registered or certified mail, return receipt requested, directed to it at its address as set forth in Section 10.3, and service so made shall be deemed to be completed when received. The Stockholders Germany LP, Luxembourg LP and Purchaser each waive any objection based on forum non conveniens and waive any objection to venue of any action instituted hereunder. Nothing in this paragraph shall affect the right of the Stockholders or Purchaser to serve legal process in any other manner permitted by law.

      10.15 Definitions. The following terms are defined in the following sections of this Agreement:

Defined Term                                Where Found
------------                                -----------

Accountants                                     1.5
Adjusted Book Value                             1.3
Adjusted Earnings Computation                   1.4(c)
Affiliate                                       2.2(f)
Affiliate Transactions                          2.3(l)(xiii)
AIMCOR                                          Preamble
AIMCOR Entity                                   1.1
AIMCOR Group                                    1.1
AIMCOR Germany                                  Recital B
AIMCOR Luxembourg                               Recital B
Arbitrating Accountant                          1.6(b)
Base Purchase Price                             1.2(a)
Base Product Deductible                         7.4(c)
Burns                                           2.6
Carbon Products Group                           1.4(c)
Carbon Products Group Statement of
 Earnings                                       1.4(c)
Cash Equivalents                                1.2
Closing                                         1.8
Closing Balance Sheet                           1.5(b)
Closing Date                                    1.8
Code                                            2.3(k)(i)(C)
Commitment Letter                               2.2(i)
Company Plans                                   2.3(p)(iii)
Confidential Information                        6.3
Confidentiality Letter                          3.3
Consumer Products                               3.2(d)(v)a
Control                                         2.2(f)
Damages                                         7.2(a)
Disclosure Schedule                             2.1
Dispute                                         1.6(a)
Dispute Notice                                  1.6(a)
Dispute Period                                  1.6(a)
Ehmer                                           2.6
Enterprises                                     Preamble
Environmental Claim                             7.8
Environmental Action                            2.3(t)(iii)
Environmental Deductible                        7.4(b)
Environmental Laws                              2.3(t)(i)
Environmental Permits                           2.3(t)(ii)
ERISA                                           2.3(p)(i)
ERISA Affiliate                                 2.3(p)(iv)
Escrow Agent                                    1.4(b)
Escrow Agreement                                1.4(b)
Escrows                                         1.4(b)
Estimated Cash Payment                          1.4
Excluded Assets                                 3.2(d)(v)
Financial Statements                            2.3(i)
GAAP                                            1.5
Gallagher                                       1.1(c)

General Deductible                              7.4(a)
Germany LP                                      Preamble
Hazardous Materials                             2.3(t)(iv)
HSR Act                                         2.2(c)
Holdback Fund                                   1.4(b)
Hourly Plan                                     6.11
IMC Agreement                                   7.4(g)(v)
Indebtedness                                    1.2(e)
Indemnifiable Claim                             6.7
Indemnified Employee(s)                         6.7
Indemnified Party                               7.2(b)
Indemnifying Party                              7.2(c)
Indemnity Escrow                                1.4(b)
Intellectual Property                           2.3(x)
Interim Financial Statements                    2.3(i)
IRS                                             2.3(p)(iii)
Kocourek                                        1.1(c)
Leased Premises                                 2.3(v)
Liabilities                                     2.3(l)(iv)
Letter of Credit                                1.4(b)
Luxembourg LP                                   Preamble
Mallinckrodt                                    7.4(h)(v)
Material Adverse Effect                         2.3(b)
Material Consents                               3.2(b)
1997 Financial Statements                       1.5(a)
Non-U.S. Plan                                   2.3(p)(vi)
PBGC                                            2.3(p)(v)
Pension Plans                                   2.3(p)(i)
Permits                                         2.3(o)
Pre-Closing Tax Returns                         6.10(c)
Product Deductible                              7.4(c)
Purchased Shares                                1.1
Purchase Price                                  1.2
Purchaser                                       Preamble
Purchaser Indemnitees                           7.3
Real Estate                                     2.3(u)
Salaried Plan                                   6.11
Section 338(h)(10) Election                     2.3(k)(xi)
Section 338 Forms                               6.10(a)
Securities Act                                  2.2(h)
Specific Returns                                6.10(c)
Stockholders                                    Preamble
Stockholder                                     Preamble
Stockholder Entity                              2.4(b)
Stockholder Indemnitees                         7.5
Stockholder Notes and Loans                     1.2(c)
Stockholders' Committee                         9.1
Subsidiaries                                    2.3(g)
TAC                                             1.5(a)
Tax                                             2.3(k)(i)(A)
Tax Indemnity Escrow                            1.4(b)
Tax Return                                      2.3(k)(i)(B)

Taxes                                           2.3(k)(i)(A)
Third Party Claim                               7.2(d)
Trademarks                                      2.3(x)
U.S. GAAP                                       1.5(b)(i)
Welfare Plans                                   2.3(p)(ii)

      10.16 Amendments. This Agreement shall not be modified or amended except pursuant to an instrument in writing executed and delivered on behalf of each of the parties hereto.

      10.17 Headings. The headings contained in this Agreement are for convenience of reference only and shall not affect the meaning or interpretation of this Agreement.

      10.18 Trustee Exculpation. Anything to the contrary herein contained notwithstanding, any individual identified on the signature page as signing "as trustee" who signs this Agreement does so, not personally, but solely as trustee, as aforesaid, in the exercise of the power and authority conferred upon and vested in him, as such trustee. It is expressly understood and agreed that nothing herein shall be construed as creating any liability in such trustee, personally, to perform any covenant either express or implied, or by virtue of any representation and warranty, or any other matter herein contained, all such liability, if any, being expressly waived by all other parties to the Agreement, and by every other person now or hereafter claiming any right hereunder. So far as such trustee and his successor(s), personally, are concerned, every other person now or hereafter claiming any right hereunder shall look to the trust assets from time to time held by such trustee and not to the personal assets of the trustee, for the performance of such covenants or with respect to any inaccuracy in or breach of any such representation and warranty or with respect to any such other matter.

      IN WITNESS WHEREOF, the undersigned has executed this Agreement as of the date first written above.

                                       WALTER INDUSTRIES, INC., a Delaware
                                       corporation


                                       By: /s/ Kenneth E. Hyatt
                                          --------------------------------------
                                          Its: Chairman, President & CEO
                                              ----------------------------------

      IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.

                                 GALLAGHER 1994 FAMILY TRUST, DATED
                                 DECEMBER 31, 1994


                                 By:       /s/ Myron Lieberman
                                    --------------------------------------
                                           MYRON LIEBERMAN, Trustee


                                 /s/ Charles P. Gallagher
                                 -----------------------------------------
                                 CHARLES P. GALLAGHER

                                 KOCOUREK 1994 FAMILY TRUST, DATED
                                 DECEMBER 31, 1994


                                 By: /s/ David W. Schoenberg
                                    --------------------------------------
                                           DAVID W. SCHOENBERG, Trustee


                                 /s/ Wayne C. Kocourek
                                 -----------------------------------------
                                 WAYNE C. KOCOUREK

                                 SHAUN P. GALLAGHER TRUST


                                 By:       /s/ Myron Lieberman
                                    --------------------------------------
                                           MYRON LIEBERMAN, Trustee

                                 KELLY A. GALLAGHER TRUST


                                 By:         /s/ Myron Lieberman
                                    --------------------------------------
                                             MYRON LIEBERMAN, Trustee

                                 KEVIN C. GALLAGHER TRUST


                                 By:         /s/ Myron Lieberman
                                    --------------------------------------
                                             MYRON LIEBERMAN, Trustee

                                 MICHAEL A. GALLAGHER TRUST


                                 By:   /s/ Myron Lieberman
                                    --------------------------------------
                                       MYRON LIEBERMAN, Trustee

                                 PAMELA A. KOCOUREK TRUST


                                 By:   /s/ David W. Schoenberg
                                    --------------------------------------
                                       DAVID W. SCHOENBERG, Trustee

                                 MICHAEL A. KOCOUREK TRUST


                                 By:   /s/ David W. Schoenberg
                                    --------------------------------------
                                       DAVID W. SCHOENBERG, Trustee

                                 CPG LUX, INC.


                                 By:   /s/ Charles P. Gallagher
                                    --------------------------------------
                                       CHARLES P. GALLAGHER,President

                                 WCK LUX, INC.


                                 By:   /s/ Wayne C. Kocourek
                                    --------------------------------------
                                       WAYNE C. KOCOUREK, President

                                 CPG FRG, INC.


                                 By:   /s/ Charles P. Gallagher
                                    --------------------------------------
                                       CHARLES P. GALLAGHER,President

                                 WCK FRG, INC.


                                 By:   /s/ Wayne C. Kocourek
                                    --------------------------------------
                                       WAYNE C. KOCOUREK, President


                                 /s/ Jon M. Burns
                                 -----------------------------------------
                                 JON M. BURNS


                                 /s/ William H. Ehmer
                                 -----------------------------------------
                                 WILLIAM H. EHMER

                                 DOUGLAS E. KATT TRUST, DATED OCTOBER
                                 15, 1996


                                 By:   /s/ Douglas E. Katt
                                    --------------------------------------
                                       DOUGLAS E. KATT, Trustee


                                       /s/ Vincent P. Kennedy
                                 -----------------------------------------
                                       VINCENT P. KENNEDY


                                       /s/ Charles W. Kopec
                                 -----------------------------------------
                                       CHARLES W. KOPEC


                                       /s/ Alan S. Kornstein
                                 -----------------------------------------
                                       ALAN S. KORNSTEIN

                                       /s/ Karen E. Lundstrom
                                 -----------------------------------------
                                       KAREN E. LUNDSTROM


                                       /s/ Kevin P. Marion
                                 -----------------------------------------
                                       KEVIN P. MANION


                                       /s/ J. Peter Scott-Hansen
                                 -----------------------------------------
                                       J. PETER SCOTT-HANSEN


                                       /s/ Frank G. Zweerts
                                 -----------------------------------------
                                       FRANK G. ZWEERTS